Exhibit 10.1

$150,000,000
CREDIT AGREEMENT
Dated as of April 30, 2026
among
GUARDIAN PIPELINE, L.L.C.,
as the Borrower,
PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent,
and
The Lenders Party Hereto

PNC CAPITAL MARKETS LLC,
as Lead Arranger

TABLE OF CONTENTS
Page
1.01    Defined Terms    1
1.02    Other Interpretive Provisions    26
1.03    Accounting Terms    26
1.04    Rounding    27
1.05    References to Agreements and Laws    27
1.06    Times of Day    27
1.07    Timing of Payment or Performance    27
1.08    Interest Rates    27
1.09    Divisions    27
ARTICLE II THE COMMITMENTS AND CREDIT EXTENSIONS    28
2.01    Loans    28
2.02    Borrowings, Conversions and Continuations of Loans    28
2.03    [Reserved]    29
2.04    [Reserved]    29
2.05    Mandatory Prepayments    29
2.06    Optional Prepayments    30
2.07    Termination of Commitments    30
2.08    Repayment of Loans    30
2.09    Interest    30
2.10    Fees    31
2.11    Computation of Interest and Fees    31
2.12    Evidence of Debt    31
2.13    Payments Generally    31
2.14    Sharing of Payments    33
2.15    Incremental Loans    33
ARTICLE III TAXES, YIELD PROTECTION AND ILLEGALITY    35
3.01    Taxes    35
3.02    Illegality    39
3.03    Inability to Determine Rates    40
3.04    Increased Costs    42
3.05    Compensation for Losses    43
3.06    Mitigation Obligations; Replacement of Lenders    43
3.07    Survival    43
ARTICLE IV CONDITIONS PRECEDENT    43
4.01    Conditions to Effectiveness of this Agreement (Closing Date)    44
4.02    Conditions to Credit Extension    45
i

ARTICLE V REPRESENTATIONS AND WARRANTIES    45
5.01    Existence, Qualification and Power    46
5.02    Authorization; No Contravention    46
5.03    Governmental Authorization; Other Consents    46
5.04    Binding Effect    46
5.05    Financial Statements    46
5.06    Litigation    46
5.07    No Default    47
5.08    Environmental Compliance    47
5.09    Taxes    47
5.10    ERISA Compliance    47
5.11    Margin Regulations; Investment Company Act    48
5.12    Disclosure    48
5.13    Compliance with Laws    48
5.14    Solvency    49
5.15    Sanctions, Anti-Money laundering and Anti-Corruption Laws    49
5.16    [Reserved]    49
5.17    Affected Financial Institution    49
5.18    Subsidiaries    49
ARTICLE VI AFFIRMATIVE COVENANTS    49
6.01    Financial Statements    49
6.02    Certificates; Other Information    50
6.03    Notices    51
6.04    Payment of Taxes    52
6.05    Preservation of Existence, Etc.    52
6.06    Maintenance of Properties    52
6.07    Maintenance of Insurance    52
6.08    Compliance with Laws    53
6.09    Sanctions; Anti-Money Laundering, and Anti-Corruption Laws    53
6.10    Books and Records    53
6.11    Inspection Rights    53
6.12    Use of Proceeds    53
6.13    Additional Guarantors    54
6.14    Beneficial Ownership Certification    54
ARTICLE VII NEGATIVE COVENANTS    54
7.01    Liens    54
7.02    Indebtedness    57
7.03    Fundamental Changes    58
7.04    Change in Nature of Business    58
7.05    Transactions with Affiliates    58
7.06    Burdensome Agreements    59

7.07    Use of Proceeds    59
7.08    Leverage Ratio    59
7.09    Restricted Payments    59
7.10    Sanctions; Anti-Money Laundering and Anti-Corruption Laws    60
7.11    Asset Dispositions    60
7.12    Investments    61
7.13    Subsidiaries    61
7.14    Modification of Material Agreements    61
ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES    61
8.01    Events of Default    61
8.02    Remedies Upon Event of Default    63
8.03    Application of Funds    64
ARTICLE IX ADMINISTRATIVE AGENT    64
9.01    Appointment and Authority    64
9.02    Rights as a Lender    64
9.03    Exculpatory Provisions    65
9.04    Reliance by Administrative Agent    65
9.05    Delegation of Duties    66
9.06    Resignation of Administrative Agent    66
9.07    Non-Reliance on Administrative Agent and Other Lenders    67
9.08    Administrative Agent May File Proofs of Claim    67
9.09    [Reserved]    67
9.10    Other Agents and Arranger    67
9.11    Erroneous Payments    68
ARTICLE X MISCELLANEOUS    71
10.01    Amendments, Etc.    71
10.02    Notices and Other Communications; Facsimile Copies    72
10.03    No Waiver; Cumulative Remedies; Enforcement    74
10.04    Expenses; Indemnity; Damage Waiver    74
10.05    Payments Set Aside    76
10.06    Successors and Assigns    76
10.07    Confidentiality    80
10.08    Set-off    81
10.09    Interest Rate Limitation    82
10.10    [Reserved]    82
10.11    Conflicts    82
10.12    Survival of Representations and Warranties    82
10.13    Severability    82
10.14    Replacement of Lenders    82
10.15    Governing Law    83

10.16    WAIVER OF RIGHT TO TRIAL BY JURY    84
10.17    No Advisory or Fiduciary Responsibility    84
10.18    USA PATRIOT Act Notice    85
10.19    Counterparts; Integration; Effectiveness; Electronic Execution    85
10.20    [Reserved]    85
10.21    ENTIRE AGREEMENT    85
10.22    Acknowledgement and Consent to Bail-In of Affected Financial Institutions    85
10.23    Acknowledgement Regarding Any Supported QFCs    86

SCHEDULES
2.01    Commitments and Pro Rata Shares
5.06    Litigation
5.08    Environmental Compliance
7.05    Transactions with Affiliates
7.12    Investments
10.02    Administrative Agent’s Office, Certain Addresses for Notices
EXHIBITS
A    Request for Credit Extension
B    [Reserved]
C    [Reserved]
D    Note
E    Compliance Certificate
F    Assignment and Assumption
G    Guaranty Agreement
H    Forms of U.S. Tax Compliance Certificates
I    Guaranty Agreement Joinder

CREDIT AGREEMENT
This CREDIT AGREEMENT (this “Agreement”) is entered into as of April 30, 2026 among Guardian Pipeline, L.L.C., a Delaware limited liability company (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and PNC Bank, National Association, as Administrative Agent.
In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
1.01Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
“2024 FERC Financial Statements” means the audited financial statements of the Borrower included in FERC Form No. 2: Annual Report of Major Natural Gas Companies presented in accordance with the accounting requirements of FERC as set forth in its applicable Uniform System of Accounts and published accounting releases.
“2025 Audited Financial Statements” means a consolidated balance sheet of the Borrower as at the end of the fiscal year ended December 31, 2025, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year.
“Adjusted Consolidated EBITDA” means, for the Borrower and its Subsidiaries for any period, the sum of (a) Consolidated EBITDA for such period plus (b) any Material Project EBITDA Adjustments for such period.
“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.
“Administrative Agent” means PNC in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Aggregate Commitments” means the Commitments of all the Lenders.
“Agreement” means this Credit Agreement, as amended, restated, amended and restated, modified or supplemented from time to time in accordance with the terms hereof.
“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, the UK Bribery Act 2010, and other applicable anticorruption legislation enacted or promulgated by any Governmental Authority having jurisdiction over the Loan Parties or a Subsidiary in other jurisdictions.
“Anti-Money Laundering Laws” means (a) the Bank Secrecy Act and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, each as amended; (b) the U.K. Proceeds of Crime Act 2002, the Money Laundering Regulations 2017 and the Terrorist Asset-Freezing Act 2010, each as amended; and (c) any other applicable Law relating to anti-money laundering and countering the financing of terrorism and related financial record keeping and reporting requirements in any jurisdiction in which any Loan Party is located or doing business.
“Applicable Rate” means, from time to time, the following percentages, set forth in basis points per annum, based upon the Debt Rating as set forth below:

Pricing Level	Debt Ratings Fitch	Applicable Rate for Term SOFR Loans	Applicable Rate for Base Rate Loans
1	BBB+ or better	175.0	75.0
2	BBB	195.0	95.0
3	BBB- or lower	215.0	115.0

“Debt Rating” means, as of any date of determination, the rating as determined by Fitch of the Borrower’s non-credit-enhanced, senior unsecured long-term debt; provided that for any day after the Closing Date when no Debt Rating is in effect, then Pricing Level 3 shall apply.
Initially, the Applicable Rate shall be determined based upon the Debt Rating specified in the certificate delivered pursuant to Section 4.01(a)(vii). Thereafter, each change in the Applicable Rate resulting from a change in the Debt Rating shall be effective during the period commencing on the date of the announcement or publication thereof (as specified in a notice delivered by the Borrower pursuant to Section 6.03(b)(iii)) and ending on the date immediately preceding the effective date of the next such change.
“Approved Fund” has the meaning set forth in Section 10.06(g).
“Arranger” means PNC Capital Markets, in its capacity as lead arranger and bookrunner.
“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit F.

“Attorney Costs” means and includes all reasonable and documented fees, expenses and disbursements of a single counsel to the Administrative Agent and the Arranger.
“Attributable Indebtedness” means, on any date, in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Finance Lease Obligation.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.03(b)(iv).
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Code of the United States” means 11 U.S.C. §§ 101 et seq.
“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by PNC as its “prime rate,” and (c) Adjusted Term SOFR for a one-month tenor in effect on such day plus 1%; provided that, if the Base Rate shall be less than the Floor, such rate shall be zero (0) for all purposes of this Agreement. The “prime rate” is a rate set by PNC based upon various factors including PNC’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by PNC shall take effect at the opening of business on the day specified in the public announcement of such change.
“Base Rate Loan” means a Loan that bears interest based on the Base Rate.
“Base Rate Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.
“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.03(b)(i).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the relevant Governmental Authority or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the relevant Governmental Authority or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.
“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the then-current Benchmark:
(a)in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(b)in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(a)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(b)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(c)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).
“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.03(b) and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.03(b).
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. §1010.230.
“BHC Act Affiliate” has the meaning specified in Section 10.23(b).
“Borrower” has the meaning specified in the introductory paragraph hereto.
“Borrowing” means a borrowing consisting of Loans of the same Type made, converted or continued on the same date by each of the Lenders pursuant to Section 2.01 and, in the case of Term SOFR Loans, having the same Interest Period.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the

Administrative Agent’s Office is located or the state of New York; provided that if such day relates to the Borrowing, conversion or continuation of Term SOFR Loans, such day must also be a U.S. Government Securities Business Day.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control” means the Parent shall cease to beneficially own and control, directly or indirectly, equity interests in the Borrower representing more than 50% of the aggregate ordinary voting power and economic interests represented by the issued and outstanding equity interests in the Borrower.
“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01 (or, in the case of Section 4.01(b), waived by the Person entitled to receive the applicable payment), which date shall be set forth in the introductory paragraph hereto.
“Closing Date Distribution” means a dividend, distribution, repayment of intercompany indebtedness or other Restricted Payment by the Borrower directly or indirectly to the Parent on or within three (3) Business Days following the Closing Date in an amount not to exceed the aggregate amount of Loans borrowed by the Borrower under this Agreement minus the aggregate amount of all fees and expenses paid by the Borrower on the Closing Date as required by Section 4.01(b).
“Code” means the Internal Revenue Code of 1986, as amended.
“Commercial Operation Date” means the date on which a Material Project is substantially complete and commercially operable.
“Commitment” means, as to each Lender, its obligation to make a Loan to the Borrower pursuant to Section 2.01. As of the Closing Date, each Lender’s Commitment is set forth on Schedule 2.01.
“Compliance Certificate” means a certificate substantially in the form of Exhibit E.
“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 3.05 and other technical, administrative or operational matters) that the Administrative Agent, in consultation with the Borrower, reasonably decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent reasonably decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent reasonably determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent, in consultation with the Borrower, reasonably decides is necessary in connection with the administration of this Agreement and the other Loan Documents).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated EBITDA” means, for any period, an amount equal to the sum of (i) Consolidated Net Income for such period plus without duplication (ii) to the extent deducted in determining Consolidated Net Income for such period, the following: (A) Consolidated Interest Expense, (B) income tax expense determined on a consolidated basis in accordance with GAAP, (C) depreciation and amortization determined on a consolidated basis in accordance with GAAP, (D) charges, fees and expenses (including any premium and acceleration of fees or discounts) in connection with any Investment, issuance of equity interests or prepayment, purchase, amendment or refinancing of Indebtedness permitted hereunder (in each case, whether or not consummated) for such period, (E) Transaction Expenses with respect to any such period, (F) unusual or non-recurring non-cash expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, (x) non-cash losses from dispositions not in the ordinary course of business and (y) goodwill or intangible asset impairment), and (G) all other non-cash charges, minus (iii) all non-cash items increasing Consolidated Net Income for such period, determined in each case on a consolidated basis in accordance with GAAP for such period.
For purposes of Section 7.08, (a) if the Borrower or any Subsidiary has acquired any assets or another Person as a Subsidiary (including through the purchase or other acquisition of additional ownership interests in such Person resulting in such Person becoming a Subsidiary) during the relevant period for determining the Leverage Ratio, Consolidated EBITDA shall be calculated after giving pro forma effect thereto, as if such acquisition had occurred on the first day of the relevant period for determining Consolidated EBITDA and (b) for any four quarter period during which any of the Borrower’s or any Subsidiary’s operations constitute discontinued operations, in accordance with GAAP, such discontinued operations shall be excluded from the calculation of Consolidated EBITDA and not given effect in determining Consolidated EBITDA.
“Consolidated Interest Expense” means, for the Borrower and its Subsidiaries for any period determined on a consolidated basis in accordance with GAAP, the sum of (without duplication) (i) total interest expense, including the interest component of any payments in respect of Finance Lease Obligations capitalized or expensed during such period (whether or not actually paid during such period) plus (ii) the net amount payable (or minus the net amount receivable) under any Swap Contract (relating to interest rates only) during such period (whether or not actually paid or received during such period), plus (iii) amortization of debt issuance costs, debt discount or premium, plus (iv) other financing fees and expenses incurred by Borrower or any of its Subsidiaries for such period, including any tender or redemption premiums paid or payable in connection with the purchase, acquisition, repayment, redemption, discharge or defeasance of any Indebtedness.
“Consolidated Net Income” means, for any period, the net income (or loss) of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded therefrom (a) the income or loss of any Person accrued prior to the date it became a Subsidiary of the Borrower, or is merged or consolidated with the Borrower or any of its Subsidiaries, (b) any equity interests of the Borrower or any Subsidiary in the earnings of any Person (other than a Subsidiary of the Borrower), but including dividends and similar distributions actually received by the Borrower or its Subsidiaries from any such Person, (c) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of the organizational documents or Contractual Obligations of, or requirements of Law applicable to, such Subsidiary, (d) any extraordinary, unusual or non-recurring gains or losses, and (e) any gains attributable to write-ups of assets.
“Consolidated Net Tangible Assets” means, at any date of determination, the total amount of consolidated assets of the Borrower and its Subsidiaries after deducting therefrom: (a) all current liabilities (excluding (i) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, (ii) current maturities of the Obligations and other long-term debt and (iii) notes payable); and (b) the value, net of any applicable reserves and accumulated amortization, of all goodwill, trade names, trademarks, patents and other like intangible assets, all as set forth, or on a pro forma basis would be set forth, on the consolidated balance sheet of the Borrower and its Subsidiaries, prepared in accordance with GAAP.
“Consolidated Total Debt” means, as of any date of determination, Indebtedness of the Borrower and its Subsidiaries on a consolidated basis as of such date, but excluding Indebtedness of the type described in subsection (c) of the definition thereof.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control” has the meaning specified in the definition of “Affiliate.”
“Covered Entity” has the meaning specified in Section 10.23(b).
“Covered Party” has the meaning specified in Section 10.23(a).
“Credit Extension” means each Borrowing.
“Debt Rating” has the meaning set forth in the definition of “Applicable Rate.”
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate applicable to Base Rate Loans plus (c) 2% per annum; provided, however, that with respect to a Term SOFR Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable

Rate) otherwise applicable to such Loan plus 2% per annum, in each case to the fullest extent permitted by applicable Laws.
“Default Right” has the meaning specified in Section 10.23(b).
“Designated Jurisdiction” means any country, region or territory to the extent that such country, region or territory itself is the subject of any applicable comprehensive Sanctions (currently, as of the Closing Date, Cuba, Iran, North Korea, Syria, the Crimea, Kherson, and Zaporizhzhia regions of Ukraine, the so-called Donetsk People’s Republic region of Ukraine, and the so-called Luhansk People’s Republic region of Ukraine.
“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding (i) any sale, assignment, transfer or other disposal of cash or cash equivalents and (ii) any transfer of property or assets constituting an Investment.
“Dollar” and “$” mean lawful money of the United States.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Electronic Record” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.
“Electronic Signature” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.
“Eligible Assignee” has the meaning specified in Section 10.06(g).
“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, or its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law,

(b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in “critical status” or insolvent; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate; (g) the application for a waiver of the minimum funding standard under the Pension Funding Rules; (h) the assertion of a material claim (other than routine claims for benefits) against any Pension Plan or the assets thereof, or against Borrower or any of its ERISA Affiliates in connection with any Plan; or (i) the imposition of a Lien against Borrower or any of ERISA Affiliates pursuant to Section 430(k) of the Code or pursuant to Section 303(k) of ERISA with respect to any Pension Plan.
“Erroneous Payment” has the meaning assigned to it in Section 9.11(a).
“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 9.11(d)(i).
“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 9.11(d)(i).
“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 9.11(d)(i).
“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 9.11(e).
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” has the meaning specified in Section 8.01.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Administrative Agent or any Lender or required to be withheld or deducted from a payment to the Administrative Agent or such Lender: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of the Administrative Agent or such Lender being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 10.14) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii), (a)(iii) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to the Administrative Agent’s or such Lender’s failure to comply with Section 3.01(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to PNC on such day on such transactions most closely resembling such overnight Federal funds transactions as reasonably determined by the Administrative Agent; and (c) if the Federal Funds Rate shall be less than zero (0), such rate shall be deemed zero (0) for all purposes of this Agreement.
“Fee Letter” means each of (i) the letter agreement dated March 3, 2026, among the Borrower, PNC Capital Markets and the Administrative Agent and (ii) the letter agreement dated March 3, 2026, among the Borrower and the Administrative Agent.
“FERC” means the Federal Energy Regulatory Commission of the United States.
“Finance Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of real or personal property, or a combination thereof, which obligations are required under GAAP to be classified and accounted for as finance leases on a balance sheet of such Person, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided that (a) any lease that was treated as an operating lease under GAAP at the time it was entered into that later becomes a finance lease as a result of a change in GAAP during the life of such lease, including any renewals, and (b) any lease entered into after the Closing Date that would have been considered an operating lease under the provisions of GAAP in effect as of the Closing Date, in each case, shall be treated as an operating lease for all purposes under this Agreement.
“Fitch” means Fitch Ratings, Inc. and any successor thereto.
“Floor” means a rate of interest equal to 0%.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“Foreign Subsidiary” means any Subsidiary that is not organized under the laws of the United States of America or any state thereof or the District of Columbia.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“Fund” has the meaning specified in Section 10.06(g).
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Granting Lender” has the meaning specified in Section 10.06(i).
“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
“Guarantors” means each direct or indirect Subsidiary of the Borrower that executes a Guaranty Agreement or a Guaranty Agreement Joinder, as applicable, in accordance with Section 6.13, it being understood that there are no Guarantors as of the Closing Date.

“Guaranty Agreement” shall mean a Guaranty Agreement, substantially in the form of Exhibit G, made by the Guarantors in favor of the Administrative Agent for the benefit of the Lenders.
“Guaranty Agreement Joinder” means a Guaranty Agreement Joinder, substantially in the form as Exhibit I.
“Guardian Pipeline” means an approximately 263 mile pipeline owned by the Borrower that originates from the Chicago market hub, near Joliet, Illinois, and extends to the Green Bay, Wisconsin, area and comprises 36, 30, & 20 inch mainline, 100,225 HP of compression and 23 meters, as may be modified from time-to-time.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Hydrocarbon Interests” means all rights, titles, interests and estates now owned or hereafter acquired by the Borrower or any of its Subsidiaries in any and all oil, gas and other liquid or gaseous hydrocarbon properties and interests, including without limitation, mineral fee or lease interests, production sharing agreements, concession agreements, license agreements, service agreements, risk service agreements or similar Hydrocarbon interests granted by an appropriate Governmental Authority, farmout, overriding royalty and royalty interests, net profit interests, oil payments, production payment interests and similar interests in Hydrocarbons, including any reserved or residual interests of whatever nature.
“Hydrocarbons” means oil, gas, casing head gas, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons, all products refined, separated, settled and dehydrated therefrom, including, without limitation, kerosene, liquefied petroleum gas, refined lubricating oils, diesel fuel, drip gasoline, natural gasoline, helium, sulfur and all other minerals.
“Increased Amount Date” has the meaning set forth in Section 2.15(a)(i).
“Incremental Lender” has the meaning set forth in Section 2.15(a)(i).
“Incremental Loan” has the meaning set forth in Section 2.15(a)(i).
“Incremental Loan Commitment” has the meaning set forth in Section 2.15(a)(i).
“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a)all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b)all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;
(c)net obligations of such Person under any Swap Contract;

(d)all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);
(e)indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
(f)Finance Lease Obligations and Synthetic Lease Obligations;
(g)Off-Balance Sheet Liabilities; and
(h)Guarantees of such Person in respect of any of the foregoing, provided that in no event shall any obligation of a Person under any lease that would be categorized as an “operating lease” in accordance with ASC 842 be considered Indebtedness, except to the extent any such obligations constitute Off-Balance Sheet Liabilities. For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date. The Indebtedness of any Person in respect of letters of credit shall include, without duplication, only the principal amount of the unreimbursed obligations of such Person in respect of such letters of credit that have been drawn upon by the beneficiaries to the extent of the amount drawn, and shall include no other obligations in respect of such letters of credit.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Indemnitee” has the meaning set forth in Section 10.04(b).
“Initial Loans” has the meaning set forth in Section 2.01.
“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, that, in the case of each Interest Period of longer than three (3) months, “Interest Payment Date” shall also include each date that is three (3) months, or an integral multiple thereof, after the commencement of such Interest Period and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.
“Interest Period” means as to each Term SOFR Loan, the period commencing on the date such Term SOFR Loan is disbursed or converted to or continued as a Term SOFR Loan and ending on the date one, three, six or, if available to all Lenders, twelve months thereafter; provided that:
(i)any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Term SOFR Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)any Interest Period pertaining to a Term SOFR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;
(iii)no Interest Period shall extend beyond the Maturity Date; and
(iv)no tenor that has been removed from this definition pursuant to Section 3.03(b)(iv) shall be available for specification in a Request for Credit Extension;
(v)provided, for purposes hereof, the date of a Term SOFR Loan initially shall be the date on which such Term SOFR Loan is made and thereafter shall be the effective date of the most recent conversion or continuation of such Term SOFR Loan.
“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
“IRS” means the United States Internal Revenue Service.
“Joint Venture” means an entity, other than a Subsidiary, in which the Borrower or a Subsidiary owns an equity interest.
“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“Lender” has the meaning specified in the introductory paragraph hereto (and shall include each Incremental Lender, if any).
“Lender Joinder Agreement” means a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent delivered in connection with any Incremental Loan Commitments pursuant to Section 2.15.
“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.
“Leverage Ratio” means, as of the last day of each fiscal quarter for which financial statements have been delivered pursuant to Section 6.01, the ratio of (a) Consolidated Total Debt as of such date to (b) Adjusted Consolidated EBITDA for the four consecutive fiscal quarters ending on such date.

“Lien” means any mortgage, pledge, hypothecation, assignment for security, deposit arrangement, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing); provided that in no event shall an operating lease or an agreement to sell in and of itself be deemed or give rise to a Lien.
“Liquid Investments” means:
(a)direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States maturing within 365 days from the date of any acquisition thereof;
(b)(i) negotiable or nonnegotiable certificates of deposit, time deposits, or other similar banking arrangements maturing within 365 days from the date of acquisition thereof or which may be liquidated for the full amount thereof without penalty or premium (“bank debt securities”), issued by (A) any Lender (or any Affiliate of any Lender), or (B) any other bank or trust company so long as either (x) such certificate of deposit is not pledged to secure the Borrower’s or any Subsidiaries’ ordinary course of business bonding requirements, and (y) the amount thereof is less than or equal to $100,000, or any other bank or trust company, if at the time of deposit or purchase, such bank debt securities are rated A or A2 or better by either S&P or Moody’s, and (ii) commercial paper issued by (A) any Lender (or any Affiliate of any Lender) or (B) any other Person if at the time of purchase such commercial paper is rated at the highest or the second highest credit rating given by either S&P or Moody’s, or upon the discontinuance of both of such services, such other nationally recognized rating service or services, as the case may be, as shall be selected by the Borrower with the consent of the Required Lenders;
(c)deposits in money market funds investing exclusively in investments described in clauses (a) and (b) above;
(d)repurchase agreements relating to investments described in clauses (a) and (b) above with a market value at least equal to the consideration paid in connection therewith, with any Person who regularly engages in the business of entering into repurchase agreements and has a combined capital and surplus and undivided profit of not less than $500,000,000, if at the time of entering into such agreement the debt securities of such Person are rated at the highest or the second highest credit rating given by either S&P or Moody’s; and
(e)such other instruments (within the meaning of Article 9 of the Uniform Commercial Code in effect in New York) or investment property as the Borrower may request and the Administrative Agent may approve in writing.
“Loan” has the meaning specified in Section 2.01.
“Loan Documents” means, collectively, this Agreement, each Note, the Guaranty Agreement, each Guaranty Agreement Joinder and each Fee Letter.
“Loan Parties” means the Borrower and the Guarantors.
“Material Adverse Effect” means (a) a material adverse effect upon the operations, properties or financial condition of the Borrower and its Subsidiaries taken as a whole; provided however, a downgrade by Fitch of its Debt Rating shall not, in and of itself, be deemed to be a Material Adverse Effect; but for purposes of clarity, it is agreed that the event(s), change(s), circumstance(s) or condition(s) that causes such downgrade (or an announcement of a potential downgrade or a review for possible ratings change) of the Debt Rating, and the effect or change caused by such downgrade (or an announcement of a potential downgrade or a review for possible ratings change) of the Debt Rating, will be considered in determining whether there has been a Material Adverse Effect; (b) a material impairment of the ability of the Borrower and the Guarantors, taken as a whole, to perform their payment obligations under this Agreement and the other Loan Documents; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.
“Material Project” means the construction or expansion of a capital project of the Borrower or any of its Subsidiaries which has a budgeted capital cost exceeding $10,000,000.
“Material Project EBITDA Adjustments” means, with respect to each Material Project,
(A)prior to the Commercial Operation Date of the Material Project (but including the fiscal quarter in which such Commercial Operation Date occurs), a percentage (based on the then-current completion percentage of the Material Project) of an amount to be approved by the Administrative Agent as the projected Consolidated EBITDA attributable to such Material Project for the twelve month period following the scheduled Commercial Operation Date of such Material Project (such amount to be determined based on customer contracts or tariff-based customers relating to such Material Project, the creditworthiness of the other parties to such contracts or such tariff-based customers and projected revenues from such contracts, tariffs, capital costs and expenses, scheduled Commercial Operation Date, commodity price assumptions and other factors deemed appropriate by the Administrative Agent) which may, at the Borrower’s option, be added to actual Consolidated EBITDA for the Borrower and its Subsidiaries for the fiscal quarter in which construction of such Material Project commences and for each fiscal quarter thereafter until the Commercial Operation Date of the Material Project (including the fiscal quarter in which such Commercial Operation Date occurs, but without duplication of any actual Consolidated EBITDA attributable to such Material Project following such Commercial Operation Date); provided that if the actual Commercial Operation Date does not occur by the scheduled Commercial Operation Date, then the foregoing amount shall be reduced, for quarters ending after the scheduled Commercial Operation Date to (but excluding) the first full quarter after its Commercial Operation Date, by the following percentage amounts depending on the period of delay (based on the period of actual delay or then-estimated delay, whichever is longer): (i) longer than 90 days, but not more than 180 days, 25%, (ii) longer than 180 days but not more than 270 days, 50%, (iii) longer than two-hundred and seventy (270) days, but not more than three hundred and sixty-five (365) days, 75%, and (iv) longer than 365 days, 100%.
(B)beginning with the first full fiscal quarter following the Commercial Operation Date of the Material Project and for the two immediately succeeding fiscal quarters, an amount to be approved by the Administrative Agent as the projected Consolidated EBITDA attributable to the Material Project (determined in the same manner set forth in clause (A) above) for the balance of the four full fiscal quarter period following such Commercial Operation Date, which may, at the Borrower’s option, be added to the actual Consolidated EBITDA attributable to the Material Project for such fiscal quarter or quarters.
Notwithstanding the foregoing:
(i)no such additions shall be allowed with respect to any Material Project unless
(a)not later than fifteen (15) days (or such shorter period as acceptable to the Administrative Agent) prior to the delivery of any certificate required by the terms and provisions of Section 6.02(a) to the extent Material Project EBITDA Adjustments will be made to Consolidated EBITDA in determining compliance with Section 7.08, the Borrower shall have delivered to the Administrative Agent a written request for Material Project EBITDA Adjustments setting forth (i) the scheduled Commercial Operation Date for such Material Project, (ii) pro forma projections of Consolidated EBITDA attributable to such Material Project, (iii) information, as applicable, regarding (A) customer contracts and tariffs relating to such Material Project, (B) the creditworthiness of the other parties to such contracts and tariff-based customers, (C) projected revenues, (D) projected capital costs and expenses, and (E) commodity price assumptions, and (iv) such other information previously requested by the Administrative Agent, and
(b)prior to the date such certificate is required to be delivered, the Administrative Agent shall have approved (such approval not to be unreasonably withheld) such projections and shall have received such other information and documentation as the Administrative Agent may reasonably request, all in form and substance satisfactory to the Administrative Agent, and
(ii)the aggregate amount of all Material Project EBITDA Adjustments during any period shall be limited to 20% of the total actual Consolidated EBITDA for such period (which total actual Consolidated EBITDA shall be determined without including any Material Project EBITDA Adjustments or any pro forma adjustments for acquisitions).
“Maturity Date” means, with respect to any Lender, the seventh (7th) anniversary of the Closing Date; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
“Net Cash Proceeds” means, with respect to any Specified Asset Sale, proceeds received by the Borrower or any Subsidiary in cash in respect of such event, net of (a) the cash costs (including underwriting commissions, legal, investment banking, brokerage and accounting and other professional fees and sales commissions) paid in connection with such event by the Borrower or any Subsidiary to Persons that are not Affiliates of the Borrower or any Subsidiary and (b) taxes paid or reasonably estimated to be payable (including for these purposes, Permitted Tax Distributions) by the Borrower or any Subsidiary as a result thereof (including, for the avoidance of doubt, as a result of any distribution of such proceeds to the Borrower or any Subsidiary).
“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit D.
“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan (including without limitation, any Loan Party’s obligation to pay, discharge and satisfy the Erroneous Payment Subrogation Rights), in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Off-Balance Sheet Liabilities” means, with respect to the Borrower as of any date of determination thereof, without duplication and to the extent not included as a liability on the consolidated balance sheet of the Borrower and its Subsidiaries in accordance with GAAP: (a) with respect to any asset securitization transaction (including any accounts receivable purchase facility) (i) the unrecovered investment of purchasers or transferees of assets so transferred and (ii) any other payment, recourse, repurchase, hold harmless, indemnity or similar obligation of the Borrower or any of its Subsidiaries in respect of assets transferred or payments made in respect thereof, other than limited recourse provisions that are customary for transactions of such type and that neither (x) have the effect of limiting the loss or credit risk of such purchasers or transferees with respect to payment or performance by the obligors of the assets so transferred nor (y) impair the characterization of the transaction as a true sale under applicable Laws (including Debtor Relief Laws); (b) any Synthetic Lease Obligation; (c) the monetary obligations under any sale and leaseback transaction which does not create a liability on the consolidated balance sheet of the Borrower and its Subsidiaries; or (d) any other monetary obligation arising with respect to any other transaction which (i) upon the application of any Debtor Relief Law to the Borrower or any of its Subsidiaries, would be characterized as indebtedness or (ii) is the functional equivalent of or takes the place of borrowing but which, in each such case does not constitute a liability on the consolidated balance sheet of the Borrower and its Subsidiaries (for purposes of this clause (d), any transaction structured to provide tax deductibility as interest expense of any dividend, coupon or other periodic payment will be deemed to be the functional equivalent of a borrowing).
“Oil and Gas Agreements” means operating agreements, processing agreements, farm-out and farm-in agreements, development agreements, area of mutual interest agreements, contracts for the gathering and/or transportation of oil and natural gas, unitization agreements, pooling arrangements, joint bidding agreements, joint venture agreements, participation agreements, surface use agreements, service contracts, leases and subleases of Oil and Gas Properties or other similar agreements which are customary in the oil and gas business, howsoever designated, in each case made or entered into in the ordinary course of the oil and gas business as conducted by the Borrower and its Subsidiaries.
“Oil and Gas Properties” means (a) Hydrocarbon Interests; (b) the property now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including, without limitation, all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interest; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, the lands covered thereby and all oil in tanks and all rents, issues, profits, proceeds, products, revenues and other income from or attributable to the Hydrocarbon Interests; and (f) all tenements, hereditaments, appurtenances and property in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests, and any and all property, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or property (excluding drilling rigs, automotive equipment or other personal property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.
“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Connection Taxes” means, with respect to the Administrative Agent or any Lender, Taxes imposed as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction imposing such Tax (other than connections arising from the Administrative Agent or such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under or, from the execution, delivery, performance, enforcement or registration of, or from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).
“Parent” means DT Midstream, Inc., a Delaware corporation.
“Parent Credit Agreement” means that certain Credit Agreement, dated as of June 10, 2021, by and among the Parent, as borrower, the Lenders party thereto, the L/C Issuers party thereto, and Barclays Bank PLC, as Administrative Agent and Collateral Agent, as amended, restated, amended and restated, replaced, refinanced or otherwise modified from time to time.
“Participant” has the meaning specified in Section 10.06(d).
“Payment Recipient” has the meaning assigned to it in Section 9.11(a).
“PBGC” means the Pension Benefit Guaranty Corporation.
“Pension Act” means the Pension Protection Act of 2006.
“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.
“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.
“Permitted Tax Distributions” means, with respect to Borrower, so long as Borrower is effectively treated as a pass-through or disregarded tax entity under the Code, distributions for each calendar year to Persons holding equity in Borrower at such times and in such aggregate amounts not to exceed the estimated federal, state and local income tax liability of such Persons (and, if such Persons are treated as pass-through or disregarded tax entities under the Code, the estimated federal, state and local income tax liability of Persons owning a direct or indirect interest in such Persons through pass-through or disregarded entities under the Code) which is directly attributable to Borrower’s operations and financial results for such year, determined after taking into account all available credits, losses and deductions (including any prior net losses, but only to the extent such prior net losses are allowable to offset income for federal, state and local income Tax purposes, as applicable, of the Borrower to the extent not previously utilized as an offset for purposes of calculating Permitted Tax Distributions).
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) which is established, sponsored, maintained or contributed to by, or required to be contributed to, by the Borrower or any ERISA Affiliate.
“Platform” has the meaning set forth in Section 6.02.
“PNC” means PNC Bank, National Association, and its successors.
“PNC Capital Markets” means PNC Capital Markets LLC, and its successors.
“Pro Rata Share” means, with respect to each Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the sum of (x) the amount of the Commitment or Incremental Loan Commitment, as applicable, of such Lender at such time and (y) such Lender’s Total Outstandings and the denominator of which is the sum of (x) the amount of the Aggregate Commitments plus the total Incremental Loan Commitments at such time and (y) the Total Outstandings of all Lenders at such time; provided that if the commitment of each Lender to make Loans has been terminated pursuant to Section 8.02 or has otherwise expired prior to the funding of any Loans, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof. The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
“QFC” has the meaning specified in Section 10.23(b).
“QFC Credit Support” has the meaning specified in Section 10.23.
“Register” has the meaning set forth in Section 10.06(c).
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

“Request for Credit Extension” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Term SOFR Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.
“Required Lenders” means, as of any date of determination, (a) if there are fewer than three (3) Lenders, all Lenders and (b) if there are three (3) or more Lenders, the Lenders having more than 50% of the sum of (i) the Total Outstandings and (ii) the Aggregate Commitments and Incremental Loan Commitments, in each case as of such date of determination.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” of a Loan Party means the chief executive officer, president, vice president with responsibility for financial matters, chief financial officer, treasurer or assistant treasurer of such Loan Party (or, if such Loan Party is a limited partnership, of the general partner of such Loan Party). Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
“Restricted Payment” shall have the meaning set forth in Section 7.09.
“S&P” means S&P Global Ratings, a division of S&P Global Inc., and any successor thereto.
“Sanctioned Person” means any Person that is (a) located in, organized under the Laws of, or ordinarily resident in a Designated Jurisdiction; (b) identified on any Sanctions-related; (c) owned 50% or more, in the aggregate, directly or indirectly by, controlled by, or acting for, on behalf of, or at the direction of, one or more Persons described in clauses (a) or (b) above; or (d) otherwise the subject or target of Sanctions.
“Sanction(s)” means any international economic or financial sanctions, sectoral sanctions, or secondary sanctions, administered or enforced by (a) the United States Government, including without limitation, OFAC and the Department of State, the United Nations Security Council, the European Union, His Majesty’s treasury; or (b) any other relevant sanctions authority with jurisdiction over the parties to this Agreement.
“Section 16 Officer” means an “officer” as defined in Section 16 of the Securities Exchange Act of 1934.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“Solvent” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“SPC” has the meaning specified in Section 10.06(i).
“Specified Asset Sale” means any Disposition made in reliance on clause (i) of Section 7.11.
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.
“Supported QFC” has the meaning specified in Section 10.23.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options (excluding stock options granted to directors, employees, management, and consultants), bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term SOFR” means,
(a)for any calculation with respect to a Term SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and
(b)for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day.
“Term SOFR Adjustment” means a percentage equal to 0.0% per annum.
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).
“Term SOFR Loan” means a Loan that bears interest at a rate based on Adjusted Term SOFR, other than pursuant to clause (c) of the definition of “Base Rate”.
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“Threshold Amount” means $50,000,000.
“Total Outstandings” means the aggregate outstanding principal amount of all Loans after giving effect to any borrowings and prepayments or repayments of Loans, as the case may be, occurring on such date.
“Transaction Expenses” means any costs, premiums, fees or expenses incurred or paid by the Borrower or any of its Subsidiaries in connection with the Transactions.

“Transactions” means (i) the execution, delivery and performance by each of the Loan Parties of this Agreement and the other Loan Documents to which it is a party, the borrowing of Loans and the use of the proceeds thereof, (ii) the payment of all Transaction Expenses and (iii) the transactions related or ancillary thereto.
“Type” means with respect to a Loan, its character as a Base Rate Loan or a Term SOFR Loan.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Unfunded Pension Liability” means the amount (if any) by which the present value of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, determined using actuarial assumptions for funding purposes which are equal to the assumptions used by the Pension Plan’s actuary for funding said Pension Plan pursuant to Section 412 of the Code for the applicable plan year, exceeds the current fair market value of such Pension Plan’s assets.
“United States” and “U.S.” mean the United States of America.
“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Special Resolution Regimes” has the meaning specified in Section 10.23.
“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(3).
“WEC Energy Services Agreements” means, collectively, the (a) two firm transportation service agreements under Rate Schedule FT-1 between Wisconsin Electric Power Company (WEPCO) and the Borrower (Contract Nos. FT0033 and FT0055); (b) two firm transportation service agreements under Rate Schedule FT-2 between WEPCO and the Borrower (Contract Nos. FT2001 and FT2033); (c) three firm transportation service agreements under Rate Schedule FT-1 between Wisconsin Gas LLC (WG) and the Borrower (Contract Nos. FT0001, FT0034, and FT0052); (d) one firm transportation service agreement under Rate Schedule FT-2 between WG and the Borrower (Contract No. FT2002); (e) one firm transportation service agreement under Rate Schedule FT-2 between Wisconsin Public Service Corp. (WPSC) and the Borrower (Contract No. FT2003); (f) two firm Enhanced Aggregation and Wheeling (EAW) Service agreements under Rate Schedule EAW between WEPCO and the Borrower (Contract Nos. FW2001 and FW3151); (g) two firm EAW Service agreements under Rate Schedule EAW between

WG and the Borrower (Contract Nos. FW0001 and FW2002); and (h) one firm EAW Service agreement between WPSC and the Borrower (Contract No. FW2003), in each case, as amended, supplemented, replaced, or modified from time to time.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
1.02Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
(b)    The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.
(i)Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.
(ii)The words “include,” “includes” and “including” are by way of example and not limitation.
(iii)The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.
(iv)The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(c)In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
(d)Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
1.03Accounting Terms.
(a)Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP as in effect from time to time. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b)Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein until such time, if any, as such financial ratio or requirement are adjusted or reset to reflect such changes in GAAP and such adjustments or resets are agreed to in writing by the Borrower, the Administrative Agent and the Required Lenders.
1.04Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.05References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, including any replacements thereof, but only to the extent that such amendments, restatements, extensions, supplements, replacements and/or other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.
1.06Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).
1.07Timing of Payment or Performance. Unless otherwise specified, when the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, such payment or performance shall not be required until the immediately succeeding Business Day.
1.08Interest Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of the Base Rate, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Base Rate, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
1.09Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS
2.01Loans. Subject to the terms and conditions set forth in this Agreement, each Lender severally agrees to make a one-time loan in Dollars (the “Initial Loans” and, together with any Incremental Loans made pursuant to Section 2.15, the “Loans”) to the Borrower on the Closing Date in an aggregate amount not to exceed such Lender’s Commitment. Amounts prepaid in respect of any such Loans may not be reborrowed.
2.02Borrowings, Conversions and Continuations of Loans.
(a)The Borrowing, each conversion of Loans from one Type to the other, and each continuation of Term SOFR Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent (i) not later than 10:00 a.m. (A) one Business Day prior to the requested date of the initial Borrowing (other than any conversion to or continuation) of Term SOFR Loans, if any, or (B) three Business Days (or such shorter period as the Administrative Agent may agree) prior to the requested date of any conversion to or continuation of Term SOFR Loans or of any conversion of Base Rate Loans to Term SOFR Loans, and (ii) not later than 12:00 p.m. on the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Request for Credit Extension, appropriately completed and signed by a Responsible Officer of the Borrower. The Borrowing of, conversion to or continuation of Term SOFR Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. The Borrowing of, or conversion to, Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Request for Credit Extension (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Term SOFR Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, and (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted. If the Borrower fails to specify a Type of Loan in a Request for Credit Extension or if the Borrower fails to give a timely notice requesting a conversion or continuation with respect to one of its Term SOFR Loans prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period, such applicable Loans shall be continued as a Term SOFR Loan with the same Interest Period as previously was applicable thereto, provided, that, if such continuation would result in a violation of this Section 2.02, then such applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Term SOFR Loans. If no Interest Period is specified with respect to any requested Borrowing of Term SOFR Loans, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(b)Following receipt of a Request for Credit Extension, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. (in the case of Term SOFR Loans) or 3:00 p.m. (in the case of Base Rate Loans) on the Business Day specified in the applicable Request for Credit Extension. Upon satisfaction of the applicable conditions set forth in Section 4.01 and Section 4.02, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of PNC with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.
(c)Except as otherwise provided herein, a Term SOFR Loan may be continued or converted only on the last day of an Interest Period for such Term SOFR Loan. During the existence of a Default, no

Loans may be requested as, converted to or continued as Term SOFR Loans without the consent of the Required Lenders.
(d)The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Term SOFR Loans upon determination of such interest rate. The determination of Term SOFR by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in PNC’s prime rate used in determining the Base Rate promptly following the public announcement of such change.
(e)After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than six Interest Periods in effect with respect to Loans.
(f)In connection with the use or administration of Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.
2.03[Reserved].
2.04[Reserved].
2.05Mandatory Prepayments. Not later than the three (3) Business Day following the date of receipt by the Borrower or any Subsidiary of any Net Cash Proceeds in respect of any Specified Asset Sale, the Borrower shall prepay the Loans in an aggregate amount equal to such Net Cash Proceeds; provided that no prepayment shall be required pursuant to this Section 2.05 with respect to such Net Cash Proceeds that the Borrower intends to or may reinvest in accordance with this Section 2.05. With respect to any Net Cash Proceeds realized or received with respect to any Specified Asset Sale that, in either case, is subject to the application of the foregoing sentence, at the option of the Borrower or any Subsidiary, the Borrower or any Subsidiary may (in lieu of making a prepayment pursuant to the foregoing sentence) elect to reinvest an amount equal to all or any portion of such Net Cash Proceeds in any assets used or useful for the business of the Borrower and the Subsidiaries (in each case other than Investments in cash or Liquid Investments) or make prepayments of Loans pursuant to this Section 2.05 within nine (9) months following receipt of such Net Cash Proceeds. Any prepayment of any Loan hereunder shall be accompanied by all accrued interest thereon, together with, in the case of any Term SOFR Loans, any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Pro Rata Shares.
2.06Optional Prepayments. The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days (or such shorter period as the Administrative Agent may agree) prior to any date of prepayment of Term SOFR Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Term SOFR Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Term SOFR Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, unless such notice is made conditional on a transaction or financing, in which case the obligation of the Borrower to make such prepayment (and to pay such payment amount) shall be subject to such conditions. Any prepayment of any Loan hereunder shall be accompanied by all accrued interest thereon, together with, in the case of any Term SOFR Loans, any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Pro Rata Shares.
2.07Termination of Commitments. Any unused portion of the Commitments (other than Incremental Loan Commitments, which shall be governed by Section 2.15) will automatically terminate on the Closing Date after the initial Borrowing.
2.08Repayment of Loans. The Borrower shall repay to each Lender on the Maturity Date the aggregate principal amount of Loans outstanding on such date; provided that if the Borrower’s Debt Rating is downgraded below BBB- or is withdrawn at any time following the Closing Date, then, on the last Business Day of each calendar quarter commencing with the calendar quarter in which such downgrade or withdrawal occurred, the Borrower shall repay to the Agent for the ratable account of each Lender an aggregate principal amount equal to 2.50% of the aggregate principal amount of the Loans outstanding on the date on which such downgrade or withdrawal occurred, with the remaining outstanding principal amount of Loans to be repaid by the Borrower in full on the Maturity Date.
2.09Interest.
(a)Subject to the provisions of subsection (b) below, (i) each Term SOFR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to Adjusted Term SOFR for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.
(b)If any amount payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(c)Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
2.10Fees.
(a)The Borrower shall pay to PNC Capital Markets and/or the Administrative Agent, as applicable, fees in the amounts and at the times specified in each Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
(b)The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
2.11Computation of Interest and Fees. All computations of interest for Base Rate Loans determined by reference to the PNC “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.13(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.12Evidence of Debt. The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.
2.13Payments Generally.
(a)All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.
(b)If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be, unless such next succeeding Business Day would fall after the Maturity Date, in which case such Interest Period shall end on the preceding Business Day.
(c) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Term SOFR Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 p.m. on the date of such Borrowing of Base Rate Loans) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(i)Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.
(d)If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
(e)The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan or to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation or to make its payment under Section 10.04(c).
(f)Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
2.14Sharing of Payments. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it or any other payment obligation under this Agreement resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:
(i)if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement, or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Affiliate thereof (as to which the provisions of this Section shall apply).
The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
2.15Incremental Loans.
(a)At any time after the Closing Date, the Borrower may by written notice to the Administrative Agent elect to request the establishment of:
(i)one or more incremental term loan commitments (any such incremental term loan commitment, an “Incremental Loan Commitment”) to make one or more additional term loans (any such additional term loan, an “Incremental Loan”); provided that (x) the total aggregate principal amount for all such Incremental Loan Commitments (and the Incremental Loans made thereunder) shall not (as of any date of incurrence thereof) exceed $50,000,000 and (y) the total aggregate principal amount for each Incremental Loan Commitment (and the Incremental Loans made thereunder) shall not be less than a minimum principal amount of $5,000,000 or, if less, the remaining amount permitted pursuant to the foregoing clause (x). Each such notice shall specify the date (each, an “Increased Amount Date”) on which the Borrower proposes that any Incremental Loan Commitment shall be effective, which shall be a date not less than five (5) Business Days after the date on which such notice is delivered to Administrative Agent. The Borrower shall invite existing Lenders and may invite any Affiliate of any Lender and/or any Approved Fund, and/or any other Person reasonably satisfactory to the Administrative Agent, to provide an Incremental Loan Commitment (any such Person, an “Incremental Lender”). Any proposed Incremental Lender offered or approached to provide all or a portion of any Incremental Loan Commitment may elect or decline, in its sole discretion, to provide such Incremental Loan Commitment. Any Incremental Loan Commitment shall become effective as of such Increased Amount Date; provided that:
(A)no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to (1) any Incremental Loan Commitment and (2) the making of any Incremental Loans pursuant thereto;
(B)the Borrower shall be (1) Solvent and (2) in compliance with the financial covenant specified in Section 7.08 based on the financial statements most recently delivered pursuant to Section 6.01(a) or 6.01(b) (or, if the Increased Amount Date shall occur prior to the delivery of any such financial statements, the 2024 FERC Financial Statements), as applicable, both before and after giving effect (on a pro forma basis) to (x) any Incremental Loan Commitment and (y) the making of any Incremental Loans pursuant thereto (with any Incremental Loan Commitment being deemed to be fully drawn);
(C)the representations and warranties of the Loan Parties contained in Article V, or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the Increased Amount Date, except to the extent that such representations and warranties refer to an earlier date or another specific date, in which case they shall be true and correct in all material respects as of such earlier date or other specific date, except that such materiality qualifier shall not apply to the extent that any such representation or warranty is qualified by materiality;
(D)the proceeds of any Incremental Loans shall be used in accordance with Section 6.12;
(E)any Incremental Lender that is not already a Lender shall join this Agreement as a Lender pursuant to a Lender Joinder Agreement;
(F)each Incremental Loan Commitment (and the Incremental Loans made thereunder) shall constitute Obligations of the Borrower;

(G)the Administrative Agent shall have received from the Borrower a Request for Credit Extension in accordance with Section 2.02(a); and
(H)the Administrative Agent shall have received a certificate by a Responsible Officer of the Borrower certifying as to the satisfaction of the conditions in subsections (A), (B) and (C) above.
(ii)All terms and conditions applicable to the Incremental Loans shall be identical to the terms and conditions applicable to the Initial Loans; and
(iii)The Borrower shall deliver or cause to be delivered any customary legal opinions or other documents (including, without limitation, a resolution duly adopted by the board of directors (or equivalent governing body) of each Loan Party authorizing such Incremental Loans and/or Incremental Loan Commitments) reasonably requested by Administrative Agent in connection with any such transaction.
(b)The Incremental Lenders shall have the same voting rights as the existing Lenders and shall be included in any determination of the Required Lenders, and the Incremental Loan Commitments and Incremental Loans shall constitute one and the same class as the Commitments and the Initial Loans made hereunder.
(c)On any Increased Amount Date on which any Incremental Loan Commitment becomes effective, subject to the foregoing terms and conditions, each Incremental Lender with an Incremental Loan Commitment agrees to make an Incremental Loan to the Borrower in the amount set forth in the applicable Request for Credit Extension, and following the making of such Incremental Loans, the applicable Incremental Loan Commitments (including any unused portion thereof) shall automatically terminate.
ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY
3.01Taxes.
(a)Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.
(i)Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made without deduction or withholding for any Taxes. If, however, applicable Laws require any Loan Party or the Administrative Agent to withhold or deduct any Tax as determined by a Loan Party or the Administrative Agent, as the case may be, then the Administrative Agent or such Loan Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.
(ii)If any Loan Party or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.
(iii)If any Loan Party or the Administrative Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) such Loan Party or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Loan Party or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Administrative Agent or Lender receives an amount equal to the sum it would have received had no such withholding or deduction been made.
(b)Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(c)Tax Indemnifications.
(i)Without limiting the provisions of subsection (a) or (b) above, each of the Loan Parties shall, and does hereby, jointly and severally indemnify the Administrative Agent and each Lender, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by any Loan Party or the Administrative Agent or paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Loan Party by the Administrative Agent or any Lender shall be conclusive absent manifest error.
(ii)Each Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (y) the Administrative Agent and the Loan Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Loan Parties, as applicable, against any Excluded Taxes attributable to such Lender that are payable or paid by the Administrative Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii). The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.
(d)Evidence of Payments. Upon request by any Loan Party or the Administrative Agent, as the case may be, after any payment of Taxes by any Loan Party or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, such Loan Party shall deliver to the Administrative Agent or the Administrative Agent shall deliver to such Loan Party, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to such Loan Party or the Administrative Agent, as the case may be.
(e)Status of Lenders; Tax Documentation.

(i)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and to the Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), 3.01(e)(ii)(B) and 3.01(e)(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,
(A)any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an executed copy of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an executed copy of IRS Form W-8BEN (or W-8BEN-E, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN (or W-8BEN-E, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)an executed copy of IRS Form W-8ECI;
(3)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) an executed copy of IRS Form W-8BEN (or W-8BEN-E, as applicable); or
(4)to the extent a Foreign Lender is not the beneficial owner, an executed copy of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN (or W-8BEN-E, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;
(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an executed copy of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(iii)Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(f)Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If the Administrative Agent or any Lender determines, in its sole discretion, exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section, it shall pay to the Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Party, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender in the event the Administrative Agent, such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the Administrative Agent, any Lender be required to pay any amount to the Loan Party pursuant to this subsection to the extent such payment would place the Administrative Agent or any Lender in a less favorable net after-Tax position than the Administrative Agent or any Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require the

Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.
(g)Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.
3.02Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to SOFR, Term SOFR, the Term SOFR Reference Rate or Adjusted Term SOFR, or to determine or charge interest rates based upon SOFR, Term SOFR, the Term SOFR Reference Rate or Adjusted Term SOFR, then, upon notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Term SOFR Loans or to convert Base Rate Loans to Term SOFR Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Adjusted Term SOFR component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted Term SOFR component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Term SOFR Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted Term SOFR component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term SOFR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Term SOFR Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon SOFR, Term SOFR, the Term SOFR Reference Rate or Adjusted Term SOFR, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Adjusted Term SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR, Term SOFR, the Term SOFR Reference Rate or Adjusted Term SOFR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted together with any compensation for loss pursuant to Section 3.05.
3.03Inability to Determine Rates.
(a)Subject to Section 3.03(b), if, on or prior to the first day of any Interest Period for any Term SOFR Loan:
(i)the Administrative Agent determines (which determination shall be conclusive absent manifest error) that “Adjusted Term SOFR” cannot be determined pursuant to the definition thereof, or
(ii)the Required Lenders determine that for any reason in connection with any request for a Term SOFR Loan or a conversion thereto or a continuation thereof that Adjusted Term SOFR for any requested Interest Period with respect to a proposed Term SOFR Loan does not adequately and fairly reflect the cost to such Lenders of making and maintaining such Loan, and the Required Lenders have provided notice of such determination to the Administrative Agent, the Administrative Agent will promptly so notify the Borrower and each Lender.
Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make Term SOFR Loans, and any right of the Borrower to continue Term SOFR Loans or to convert Base Rate Loans to Term SOFR Loans, shall be suspended (to the extent of the affected Term SOFR

Loans or affected Interest Periods) until the Administrative Agent (with respect to clause (ii), at the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Term SOFR Loans (to the extent of the affected Term SOFR Loans or affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans in the amount specified therein and (ii) any outstanding affected Term SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 3.05. Subject to Section 3.03(b), if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Adjusted Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on Base Rate Loans shall be determined by the Administrative Agent without reference to clause (c) of the definition of “Base Rate” until the Administrative Agent revokes such determination.
(b)Benchmark Replacement Setting.
(i)Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 3.03(b)(i) will occur prior to the applicable Benchmark Transition Start Date.
(ii)Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(iii)Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 3.03(b)(iv) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.03(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.03(b).
(iv)Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(v)Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Term SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.
3.04Increased Costs.
(a)Increased Costs Generally. If any Change in Law shall:
(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;
(ii)subject any Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clause (a) of the definition of Excluded Taxes to the extent resulting from changes in tax rates, and Taxes described in clauses (b) through (d) of the definition of Excluded Taxes or (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)impose on any Lender or the interbank market any other condition, cost or expense affecting this Agreement or Term SOFR Loans made by such Lender;
and the result of any of the foregoing shall be to increase the cost to such Lender of making, continuing, converting to or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
(b)Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)Certificates for Reimbursement. The Borrower shall pay such Lender the amount shown as due on a certificate from such Lender setting forth the amounts necessary to compensate such Lender or its holding company to the extent required by subsection (a) or (b) of this Section within 10 days after receipt thereof. Each Lender agrees that it will not claim, and that it shall not be entitled to claim, from the Borrower the payment of any of the amounts referred to in Section 3.04(a) or (b) if it is not generally claiming similar compensation from its other similar customers in similar circumstances.
(d)Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
3.05Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
(a)any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
(b)any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or
(c)any assignment of a Term SOFR Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.14;
including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained, but excluding loss of Applicable Rate or loss of profit. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.
3.06Mitigation Obligations; Replacement of Lenders.
(a)Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender, or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable and documented out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with paragraph (a) of this Section, the Borrower may replace such Lender in accordance with Section 10.14.

3.07Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.
ARTICLE IV
CONDITIONS PRECEDENT
4.01Conditions to Effectiveness of this Agreement (Closing Date). This Agreement shall become effective on the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.01 (or, in the case of Section 4.01(b), waived by the Person entitled to receive the applicable payment)):
(a)The Administrative Agent’s receipt of the following, each of which shall be originals, facsimiles or “pdf” electronic copies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the Borrower and dated as of the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent:
(i)this Agreement, executed by the Borrower, the Administrative Agent, and the Lenders.
(ii)a Note executed by the Borrower in favor of each Lender requesting a Note;
(iii)[reserved];
(iv)a certificate of a secretary or assistant secretary of the Borrower (attaching Organization Documents, resolutions and incumbency certificates as the Administrative Agent may reasonably require) evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents;
(v)a certificate as to the good standing (or such other customary functionally equivalent certificate) of the Borrower from the Secretary of State (or other applicable Governmental Authority) of its jurisdiction of organization;
(vi)a favorable opinion from Weil, Gotshal & Manges LLP, addressed to the Administrative Agent and each Lender as of the Closing Date, reasonably satisfactory to the Administrative Agent and the Arranger; and
(vii)a certificate signed by a Responsible Officer of the Borrower certifying (A) that no Default exists, (B) that the representations and warranties of the Borrower contained in Article V are true and correct in all material respects, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, except that such materiality qualifier shall not apply to the extent that any such representation or warranty is qualified by materiality, (C) that there has been no event or circumstance since September 30, 2025 that has had or could be reasonably expected to have a Material Adverse Effect, and (D) as to the Debt Rating of the Borrower, which Debt Rating shall be no lower than BBB-.
(b)Any fees and expenses required to be paid by the Borrower on or before the Closing Date shall have been paid, including fees payable by the Borrower on or before the Closing Date under each Fee Letter.
(c)The Borrower shall have paid all Attorney Costs (related to Simpson Thacher & Bartlett LLP) of the Administrative Agent and the Arranger to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute its reasonable estimate of Attorney Costs (related to Simpson Thacher & Bartlett LLP) incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent and the Arranger).
(d)Upon the request of any Lender made at least ten days prior to the Closing Date, the Borrower shall have provided to such Lender (i) the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act, in each case at least five days prior to the Closing Date, and (ii) a Beneficial Ownership Certification in relation to the Borrower to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation.
(e)The Administrative Agent and the Lenders shall have received true and correct copies of the 2024 FERC Financial Statements.
Without limiting the generality of the provisions of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required under this Section 4.01 to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto. The Administrative Agent shall notify the Lenders and the Borrower of the Closing Date. Such notice shall be binding and conclusive.
4.02Conditions to Credit Extension. The obligation of each Lender to honor any Request for Credit Extension on or after the Closing Date (other than a Request for Credit Extension requesting only a conversion of Loans to the other Type, or a continuation of Term SOFR Loans) is subject to the following conditions precedent:
(a)The representations and warranties of the Loan Parties contained in Article V, or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties refer to an earlier date or another specific date, in which case they shall be true and correct in all material respects as of such earlier date or other specific date, except that such materiality qualifier shall not apply to the extent that any such representation or warranty is qualified by materiality.
(b)No Default shall exist, or would result from such proposed Credit Extension.
(c)The Administrative Agent and shall have received a Request for Credit Extension in accordance with the requirements hereof.
Each Request for Credit Extension (other than a Request for Credit Extension requesting only a conversion of Loans to the other Type, or a continuation of Term SOFR Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a), (b) and (c) have been satisfied on and as of the date of the applicable Credit Extension.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to the Administrative Agent and the Lenders, as of the Closing Date and thereafter as of each date required by this Agreement, that:
5.01Existence, Qualification and Power. Each Loan Party (a) is a corporation, partnership or limited liability company duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
5.02Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party has been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of such Loan Party’s Organization Documents; (b) conflict with or result in any breach or contravention of (i) any Contractual Obligation to which such Loan Party or any Subsidiary thereof is a party, (ii) the Parent Credit Agreement or (iii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Loan Party or any Subsidiary thereof or the property of any of the aforementioned parties is subject; (c) violate any Law or (d) result in the creation of any Lien prohibited by this Agreement; except in the case of clauses (b) and (c), to the extent such contravention, conflict, breach or violation could not reasonably be expected to have a Material Adverse Effect.
5.03Governmental Authorization; Other Consents. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document to which it is a party that has not been obtained.
5.04Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Parties in accordance with its terms, subject to Debtor Relief Laws and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
5.05Financial Statements. The 2024 FERC Financial Statements of the Borrower (a) were prepared in accordance with the accounting requirements of FERC as set forth in its applicable Uniform System of Accounts and published accounting releases, consistently applied throughout the period covered thereby, except as expressly noted therein, and (b) fairly present, in all material respects, the financial condition of the Borrower as of the date thereof and its results of operations and cash flows for the period covered thereby, except as expressly noted therein.
5.06Litigation. Except as disclosed on Schedule 5.06, there are no actions, suits, proceedings, investigations, claims or disputes pending or, to the knowledge of the Borrower, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) challenge the legality, validity or enforceability of this Agreement or any other Loan Document and are non-frivolous in the reasonable judgment of the Administrative Agent and the Arranger, or (b) as to which there is a reasonable probability of an adverse determination and that, if determined adversely, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; provided that this representation, when made, shall not constitute an admission that any action, suit, proceeding, investigation, claim or dispute set forth or disclosed on Schedule 5.06 could reasonably be expected to result in a Material Adverse Effect due to an adverse determination, if any.
5.07No Default. Neither Loan Party nor any Subsidiary thereof is in default under or with respect to (a) any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (b) any WEC Energy Services Agreement that could reasonably be expected to have a material adverse effect on the Borrower’s ability to repay the Loans when and as due hereunder.
5.08Environmental Compliance. The Borrower and its Subsidiaries conduct in the ordinary course of business a review of claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof, the Borrower has reasonably concluded that, except as disclosed on Schedule 5.08, such claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Borrower and its Subsidiaries are in compliance with applicable Environmental Laws except to the extent noncompliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Borrower and each of its Subsidiaries have obtained or have applied for all material licenses, permits, authorizations and registrations required under any Environmental Law (“Environmental Permits”) necessary for its operations, and all such Environmental Permits are in good standing, and the Borrower and each of its Subsidiaries are in compliance with all terms and conditions of such Environmental Permits, except to the extent that the failure to possess, or be in compliance with, any of the foregoing would not reasonably be expected to have a Material Adverse Effect.
5.09Taxes. The Borrower and its Subsidiaries have filed all Federal and other material tax returns and reports required to be filed, and have paid all material Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except (i) those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or (ii) where the failure to make such filing or payment would not reasonably be expected to have a Material Adverse Effect. There is no proposed tax assessment against any Loan Party or any Subsidiary thereof that would, if made, have a Material Adverse Effect.
5.10ERISA Compliance.
(a)Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. The Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to the Pension Funding Rules, and no application for a funding waiver under the Pension Funding Rules or an extension of any amortization period pursuant to the Pension Funding Rules has been made with respect to any Plan.
(b)There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect. No Plan which provides health or welfare benefits for any retired or former employee of the Borrower or any of its ERISA Affiliates has resulted in or could reasonably be expected to have a Material Adverse Effect.
(c)(i) No ERISA Event, which together with any other ERISA Event, that has resulted in or could reasonably be expected to result in a Material Adverse Effect has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability which, when aggregated with the Unfunded Pension Liability of all other Pension Plans, could reasonably be expected to have a Material Adverse Effect; and (iii) except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (A) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA), (B) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4245 of ERISA with respect to a Multiemployer Plan, and (C) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.
5.11Margin Regulations; Investment Company Act.
(a)The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. No part of the proceeds of any Borrowing will be used to purchase or carry any margin stock in violation of

Regulation U or to extend credit to others for the purpose of purchasing or carrying margin stock in violation of Regulation U.
(b)None of the Borrower, any Person Controlling the Borrower, or any Subsidiary (i) is or is required to be registered as an “investment company” under the Investment Company Act of 1940, or (ii) is subject to regulation under the Federal Power Act, the Interstate Commerce Act, any state public utilities code or any other Federal or state statute or regulation limiting its ability to incur Indebtedness hereunder.
5.12Disclosure.
(a)No written report, financial statement, certificate or other information (excluding projections, industry or general economic data or information and other forward looking information) furnished (in writing) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time such projected financial information was prepared (it being recognized, however, that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by any projections may materially differ from the projected results).
(b)As of the Closing Date, the information included in any Beneficial Ownership Certification delivered in connection with the Closing Date, if applicable, is true and correct in all respects.
5.13Compliance with Laws. Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
5.14Solvency. As of the Closing Date, after giving effect to the transactions (including any Loan) and after giving pro forma effect to any Closing Date Distribution, the Borrower is Solvent.
5.15Sanctions, Anti-Money laundering and Anti-Corruption Laws. No Loan Party nor any Subsidiary, nor, any director or Section 16 Officer, nor to the knowledge of Borrower, any employee, agent, Affiliate or representative thereof, acting on behalf of any Loan Party: (a) is Sanctioned Person; (b) does business in or with, or derives any of its income, directly or indirectly, from any Sanctioned Person or any Designated Jurisdiction; or (c) is in violation of, or is, directly or indirectly, taking any action that could cause any Loan Party to be in violation of, applicable Sanctions, Anti-Money Laundering Laws, or Anti-Corruption Laws. No Loan Party nor any Subsidiary, nor, any of such Loan Party’s or Subsidiary’s directors or officers, nor to the knowledge of Borrower, any employees, agents or Affiliate acting on behalf of any Loan Party: (x) is in receipt of any notice or communication from any Governmental Authority that alleges, or otherwise pertains to, an actual or potential violation of any Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws; or (y) is the target or subject of any investigation, or has received any request for information, involving any allegation relating to a violation of any Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws by an Governmental Authority. Each Loan Party implemented and maintains in effect policies and procedures reasonably designed to ensure compliance with applicable Sanctions, applicable Anti-Money Laundering Laws and applicable Anti-Corruption Laws.
5.16[Reserved].
5.17Affected Financial Institution. No Loan Party is an Affected Financial Institution.

5.18Subsidiaries. As of the Closing Date, the Borrower has no Subsidiaries.
ARTICLE VI
AFFIRMATIVE COVENANTS
From and after the Closing Date, and for so long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02(a), 6.03 and 6.12) cause each Subsidiary to:
6.01Financial Statements. Deliver to the Administrative Agent:
(a)(i) on or before June 30, 2026 (or such later date as the Administrative Agent may approve in its sole discretion), the 2025 Audited Financial Statements prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, and (ii) as soon as available, but in any event within one-hundred and twenty days (120) days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and ending on or after December 31, 2026, the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth, in each case in comparative form, the figures for the previous fiscal year; all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;
(b)as soon as available, but in any event within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (beginning with the fiscal quarter ending June 30, 2026), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth, in each case, commencing with the financial statements delivered for the second fiscal quarter of fiscal year 2027, in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting, in all material respects, the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.
6.02Certificates; Other Information. Deliver to the Administrative Agent:
(a)concurrently with the delivery of the financial statements referred to in Sections 6.01(a)(ii) and (b), (or if such financial statements are delivered electronically, within two (2) Business Days of such electronic delivery) a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower (which delivery may, unless the Administrative Agent, or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes);
(b)promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower or Parent by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them; and

(c)promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request;
provided that disclosure of confidential information pursuant to subsections (b) and (c) of this Section shall be subject to (x) such attorney-client privilege exceptions that the Borrower reasonably determines are necessary in order to avoid loss of its attorney-client privilege and (y) compliance with reasonable conditions to disclosure under non-disclosure agreements between the Borrower and Person(s) other than Affiliates thereof, and to the extent that the Administrative Agent or a Lender is required to produce any such information to a regulatory authority, the Borrower shall cooperate with the Administrative Agent or such Lender in efforts to obtain any required consents to disclosure.
Documents required to be delivered pursuant to Section 6.01(a) or (b) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) after which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) after which such documents are posted on the Borrower’s behalf on DebtDomain or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Borrower shall deliver paper copies or soft copies (by electronic mail) of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies or soft copies until a written request to cease delivering paper copies or soft copies is given by the Administrative Agent or such Lender. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
The Borrower hereby acknowledges that (1) the Administrative Agent and/or the Arranger will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on DebtDomain or another similar electronic system (the “Platform”) and (2) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger, and the Lenders to treat such Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor,” provided, however, that notwithstanding the foregoing, the Borrower shall not have any obligation to mark any Borrower Materials as “PUBLIC.”
6.03Notices. Notify the Administrative Agent and each Lender:
(a)promptly, of the occurrence of any Default and the action which the Borrower is taking or proposes to take with respect thereto;

(b)promptly, and in any event within five (5) days of a Responsible Officer of Borrower obtaining actual knowledge of the following:
(i)any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (to the extent resulting or such matter could reasonably be expected to result in a Material Adverse Effect); (A) any breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary; (B) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; or (C) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws;
(ii)any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary;
(iii)any announcement or publication by Fitch of a change in the Debt Rating, and specifying such Debt Rating (it being understood, for the avoidance of doubt, that in no event shall the occurrence of a downgrade of the Debt Rating constitute a Default); or
(iv)any (A) breach or non-performance of, or any default under any of the WEC Energy Services Agreements if such default, breach or non-performance would reasonably be expected to have a material adverse effect on the Borrower’s ability to repay the Loans when and as due hereunder or (B) any termination of any of the WEC Energy Services Agreements;
(c)promptly, and in any event within 30 days:
(i)of the occurrence of any ERISA Event; or
(ii)upon determining that any Pension Plan or Multiemployer Plan, as applicable, is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA (in such case, notice shall include a certification of funding status from the enrolled actuary for the Pension Plan or Multiemployer Plan).
Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.
6.04Payment of Taxes. Pay and discharge as the same shall become due and payable, its tax liabilities, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary or failure to do so would not reasonably be expected to result in a Material Adverse Effect.
6.05Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction not prohibited by Section 7.03, (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.
6.06Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear, force majeure and casualty events excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof except where, in each case, the failure to do so could not reasonably be expected to have a Material Adverse Effect.
6.07Maintenance of Insurance. Maintain with financially sound and reputable insurance companies (determined at the time the applicable insurance is obtained or renewed), or through self-insurance, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons. Such insurance may include self-insurance or be subject to co-insurance, deductibility or similar clauses which, in effect, result in self-insurance of certain losses, provided that such self-insurance is in accord with the approved practices of business enterprises of established reputation similarly situated and adequate insurance reserves are maintained in connection with such self-insurance, and, notwithstanding the foregoing provisions of this Section 6.07, the Borrower may effect workers’ compensation or similar insurance in respect of operations in any state or other jurisdiction through an insurance fund operated by such state or other jurisdiction or by causing to be maintained a system or systems of self-insurance in accord with applicable Laws.
6.08Compliance with Laws. Comply in all material respects with the requirements of all Laws (and comply with all Anti-Corruption Laws, Anti-Money Laundering Laws, and applicable Sanctions) and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
6.09Sanctions; Anti-Money Laundering, and Anti-Corruption Laws. Each Loan Party shall comply with applicable Sanctions, Anti-Money Laundering Laws and Anti-Corruption Laws and maintain in effect and enforce policies and procedures reasonably designed to ensure compliance with all applicable Sanctions, applicable Anti-Money Laundering Laws and applicable Anti-Corruption Laws by such Loan Party, each Loan Party’s directors and Section 16 Officers, and any employees acting on behalf of each Loan Party in connection with this Agreement.
6.10Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity in all material respects with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be.
6.11Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its officers and independent public accountants (so long as the Administrative Agent or the applicable Lender shall have given reasonable advance notice to the Borrower of its intention to discuss such finances and affairs with such accountants and have given the Borrower the opportunity to participate in such discussions), all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that (i) when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice, (ii) disclosure of confidential information pursuant to this Section shall be subject to (x) such attorney-client privilege exceptions that the Borrower reasonably determines are necessary in order to avoid loss of its attorney-client privilege and (y) compliance with reasonable conditions to disclosure under non-disclosure agreements between the Borrower and Person(s) other than Affiliates thereof, and to the extent that the Administrative Agent or a Lender is required to produce any such information to a regulatory authority, the Borrower shall cooperate with the Administrative Agent or such Lender in efforts to obtain any required consents to disclosure and (iii) excluding any such visits and inspections during the continuation of an Event of Default, (x) the Administrative Agent shall not exercise such rights more often than one time during any calendar year at the Borrower’s expense and (y) any such visits and expenses by any Lender shall be at such Lender’s expense.
6.12Use of Proceeds. Use the proceeds of the Credit Extensions for the Closing Date Distribution and for working capital, capital expenditures, acquisitions, mergers, and for other general corporate purposes not in contravention of any Law or of any Loan Document; provided, however, no portion of the proceeds of any Credit Extension will be used (a) in any manner expressly prohibited by Section 7.07, (b) in any manner that would result in a violation of any applicable Sanctions by Borrower or its Subsidiaries, or (c) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws.
6.13Additional Guarantors.
(a)In the event any Subsidiary is formed or acquired after the Closing Date, the Borrower will, within 30 days thereof (or such later date as the Administrative Agent may agree), (i) cause such Subsidiary to guarantee the Obligations by executing and delivering to the Administrative Agent a Guaranty Agreement or a Guaranty Agreement Joinder, as applicable, substantially in the form of Exhibit G or Exhibit I, as applicable, and (ii) deliver certificates and other documentation substantially similar to those required to be delivered on the Closing Date with respect to the Borrower pursuant to Section 4.01(a)(iv) and 4.01(a)(vi), in form and substance reasonably satisfactory to the Administrative Agent.
(b)Upon delivery of a Guaranty Agreement or a Guaranty Agreement Joinder, as applicable, and other required documents to the Administrative Agent by a Subsidiary, such Subsidiary shall be a Guarantor and shall be a party to the Guaranty Agreement as if an original signatory thereto. Each Loan Party expressly agrees that its obligations arising under the Guaranty Agreement shall not be affected or diminished by the addition or release of any other Loan Party under the Guaranty Agreement.
6.14Beneficial Ownership Certification. If the Borrower becomes a “legal entity customer” under the Beneficial Ownership Regulation after the Closing Date, the Borrower shall promptly notify and deliver to the Administrative Agent a Beneficial Ownership Certification in relation to the Borrower.
ARTICLE VII
NEGATIVE COVENANTS
From and after the Closing Date, and for so long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied:
7.01Liens. The Borrower shall not, and shall not permit any Subsidiary to, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:
(a)Liens pursuant to any Loan Document;
(b)Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
(c)carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;
(d)Liens incurred or pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(e)Liens or deposits to secure the performance of bids, trade contracts and leases (other than for borrowed money), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;
(f)Liens consisting of any (i) rights reserved to or vested in any municipality or governmental, statutory or public authority to control or regulate any property of a Loan Party or any Subsidiary or to use such property in any manner which does not materially impair the use of such property for the purpose for which it is held by a Loan Party or any such Subsidiary, (ii) obligations or duties to any municipality or public authority with respect to any franchise, grant, license, lease or permit and the rights reserved or vested in any Governmental Authority or public utility to terminate any such franchise, grant, license, lease or permit or to condemn or expropriate any property, or (iii) zoning laws, ordinances or municipal regulations;
(g)any Liens, neither assumed by the Borrower or a Subsidiary nor on which it customarily pays interest, existing upon real estate or rights in or relating to real estate acquired by the Borrower or a Subsidiary for sub-station, measuring station, regulating station, gas purification station, compressor station, transmission line, distribution line or right-of-way purposes;
(h)easements or reservations in any property of the Borrower or a Subsidiary for the purpose of roads, pipe lines, gas transmission and distribution lines, electric light and power transmission and distribution lines, water mains and other like purposes, and zoning ordinances, regulations and restrictions which do not impair the use of such property in the operation of the business of the Borrower or a Subsidiary;
(i)easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, do not materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries taken as a whole;
(j)Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h) or securing appeal or other surety bonds related to such judgments;
(k)(i) Liens securing Indebtedness in respect of Finance Lease Obligations, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets, provided that (A) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (B) the Indebtedness secured thereby does not exceed the cost of the property being acquired on the date of acquisition, and (C) such Liens attach to such property concurrently with or within 180 days after the acquisition thereof, and (ii) Liens securing any refinancing (including successive refinancings) of such Indebtedness, provided that such Liens do not extend to additional property and the amount of the Indebtedness is not increased (except by an amount not to exceed fees, premiums and interest relating to such refinancing); provided further that the unpaid principal balance of Indebtedness secured by Liens permitted by this clause (k) shall not in the aggregate at any time exceed an amount equal to the greater of $25,000,000 and five percent (5.0%) of Consolidated Net Tangible Assets;
(l)Liens on property of a Person existing at the time such Person is merged with or into or consolidated with or acquired by the Borrower or any Subsidiary of the Borrower; provided that such Liens were not granted in contemplation of, and were in existence prior to, such merger, consolidation or acquisition and do not extend to any assets other than those of the Person merged into or consolidated with the Borrower or the Subsidiary that were encumbered prior to such merger, consolidation or acquisition;
(m)Liens on property existing at the time of acquisition of the property by the Borrower or any Subsidiary of the Borrower; provided that such Liens were not granted in contemplation of, and were in existence prior to, the contemplation of such acquisition and no such Lien may encumber any other property of the Borrower or any Subsidiary;
(n)Liens incurred to refinance any Indebtedness of the Borrower or its Subsidiaries which has been secured by Liens otherwise permitted hereunder under clauses (l) and (m); provided that such

Liens do not extend to any property other than the property securing the Indebtedness refinanced and the amount of the Indebtedness secured thereby is not increased (except by an amount not to exceed fees, premiums and interest relating to such refinancing);
(o)Liens on cash and cash equivalents granted pursuant to master netting agreements entered into in the ordinary course of business in connection with Swap Contracts; provided that (i) the transactions secured by such Liens are governed by standard International Swaps and Derivatives Association, Inc. documentation, and (ii) such Swap Contracts consist of derivative transactions contemplated to be settled in cash and not by physical delivery and are designed to minimize the risk of fluctuations in oil and gas prices with respect to the Borrower’s and its Subsidiaries’ operations in the ordinary course of its business;
(p)Liens pursuant to master netting agreements entered into in the ordinary course of business in connection with Swap Contracts, in each case pursuant to which the Borrower or a Subsidiary of the Borrower, as a party to such master netting agreement and as pledgor, pledges or otherwise transfers to the other party to such master netting agreement, as pledgee, in order to secure the Borrower’s or such Subsidiary’s obligations under such master netting agreement, a Lien upon and/or right of set off against, all right, title, and interest of the pledgor in any obligations of the pledgee owed to the pledgor, together with all accounts and general intangibles and payment intangibles in respect of such obligations and all dividends, interest, and other proceeds from time to time received, receivable, or otherwise distributed in respect of, or in exchange for, any or all of the foregoing;
(q)Liens arising in the ordinary course of business under Oil and Gas Agreements to secure compliance with such agreements, provided that any such Lien referred to in this clause are for claims which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP, and provided further that any such Lien referred to in this clause does not materially impair the use of the property covered by such Lien for the purposes for which such property is held by the Borrower or any Subsidiary or materially impair the value of such property subject thereto, and provided further that such Liens are limited to property that is the subject of the relevant Oil and Gas Agreement;
(r)bankers’ Liens, rights of setoff and other similar Liens existing with respect to cash and cash equivalents on deposit in one or more accounts maintained by the Borrower or any Subsidiary, in each case arising in the ordinary course of business in favor of the bank or banks with which such accounts are maintained;
(s)Liens on equity interests of any Joint Venture owned by any Loan Party to the extent such Liens secure Indebtedness that is otherwise non-recourse to such Loan Party, all other Subsidiaries and the Borrower;
(t)rights of first refusal entered into in the ordinary course of business;
(u)Liens in favor of the United States of America, any State, any foreign country or any department, agency or instrumentality or political subdivision of any such jurisdiction, to secure partial progress, advance or other payments pursuant to any contract or statute or to secure any Indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such Liens, including, without limitation, Liens to secure Indebtedness of the pollution control or industrial revenue bond type;
(v)Liens on earnest money deposits in connection with any letter of intent or purchase agreement with respect to an acquisition or other Investment not prohibited by this Agreement; and
(w)Liens not otherwise permitted by this Section 7.01 securing Indebtedness or other obligations of the Borrower or its Subsidiaries, provided that the aggregate outstanding principal amount of all such Indebtedness or other obligations of the Borrower or its Subsidiaries does not at any time exceed an amount equal to the greater of $25,000,000 and five percent (5.0%) of Consolidated Net Tangible Assets.

7.02Indebtedness. The Borrower shall not, and shall not permit any Subsidiary to, create, incur, assume or suffer to exist any Indebtedness, except:
(a)Indebtedness owed to the Borrower or to another Subsidiary;
(b)obligations under Swap Contracts;
(c)Indebtedness existing at the time of acquisition of any new Subsidiary by the Borrower or by a then-existing Subsidiary of the Borrower; provided that such Indebtedness was not incurred in contemplation of, and was in existence prior to, such acquisition and that neither the Borrower nor any other Subsidiary of the Borrower has any liability under such Indebtedness (other than a Subsidiary of any Person so acquired);
(d)guaranty by the Guarantors of the Borrower’s Indebtedness;
(e)Indebtedness incurred to finance the acquisition, construction, repair, development or improvement of any fixed or capital assets, including Finance Lease Obligations, Synthetic Lease Obligations and purchase money obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof; provided that (i) such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction, repair, development or improvement and (ii) if such Indebtedness is secured, the Liens securing it are permitted by Section 7.01(k); provided further that the unpaid principal balance of Indebtedness permitted by this clause (e) shall not in the aggregate at any time exceed an aggregate principal amount equal to the greater of $25,000,000 and 5.0% of Consolidated Net Tangible Assets;
(f)Indebtedness of any Subsidiary as an account party in respect of trade letters of credit or in respect of bid, performance or surety bonds, workers’ compensation claims or self-insurance obligations, in each case incurred in the ordinary course of business, including reimbursement obligations of any Subsidiary incurred in the ordinary course of its business with respect to letters of credit supporting such bid, performance or surety bonds, workers’ compensation claims and self-insurance obligations (in each case, other than Guarantees of and obligations for money borrowed);
(g)the guaranty by the Borrower of the Parent’s Indebtedness set forth on Schedule 7.02 (and any refinancing Indebtedness in respect thereof so long as the amount of such refinancing Indebtedness does not exceed the outstanding principal amount of the original Indebtedness so refinanced (except by an amount not to exceed fees, premiums and interest relating to such refinancing)), if and to the extent required by the terms of such Indebtedness;
(h)to the extent constituting Indebtedness, intercompany cash management arrangements with Parent in the ordinary course of business; and
(i)other Indebtedness which does not exceed at any time an aggregate principal amount outstanding equal to the greater of $25,000,000 and five percent (5.0%) of Consolidated Net Tangible Assets.
7.03Fundamental Changes. The Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly: merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of the assets of the Borrower and its Subsidiaries taken as a whole (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:
(a)any Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries;
(b)any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution or otherwise) to the Borrower or to another Subsidiary;

(c)the Borrower or any Subsidiary may consolidate or merge with another Person, and a Person may consolidate with or merge into the Borrower or any Subsidiary, provided that (i) the Borrower or such Subsidiary, as applicable, shall be the ultimate surviving entity (it being understood that, in any such transaction involving the Borrower, the Borrower shall be the ultimate surviving entity), (ii) immediately after giving effect to such transaction and treating any Indebtedness which becomes an obligation of the Borrower or a Subsidiary as a result of such transaction as having been incurred by the Borrower or such Subsidiary at the time of such transaction, no Default shall have occurred and be continuing, and (iii) the Borrower has delivered to the Administrative Agent a certificate signed by a Responsible Officer of the Borrower stating that such consolidation or merger complies with this Section 7.03; and
(d)any Subsidiary (other than the Guarantors) may (i) dissolve in connection with any Disposition otherwise permitted by this Section 7.03 or (ii) liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders;
provided, however, that nothing contained in this Section 7.03 shall be or be deemed to permit any merger, dissolution, liquidation, consolidation or Disposition which would result in a Change of Control.
7.04Change in Nature of Business. The Borrower and its Subsidiaries shall not engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business reasonably related or incidental to such lines of business or any reasonable extension, development or expansion of such business, including lines of business relating to the energy transition or transformation.
7.05Transactions with Affiliates. The Borrower shall not, and shall not permit any Subsidiary to, enter into any transaction of any kind with any Affiliate of the Borrower involving consideration in excess of $5,000,000, whether or not in the ordinary course of business, other than (a) on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, (b) transactions between or among the Borrower and one or more wholly-owned Subsidiaries of the Borrower, not involving any Affiliates other than the Borrower and wholly-owned Subsidiaries of the Borrower, (c) transactions between or among the Borrower or any Subsidiary and any Joint Venture, provided that such transactions described in this clause (c) shall be consistent with prior practices and could not reasonably be expected to have a Material Adverse Effect or permitted by clause (a) of this Section 7.05, (d) transactions involving any employee benefit plans or related trusts of the Borrower or any of its Subsidiaries, (e) the payment of reasonable compensation, fees and expenses to, and indemnity provided on behalf of, directors and officers of the Borrower or any of its Subsidiaries in the ordinary course of business, (f) any Restricted Payment permitted by Section 7.09, (g) any transaction in connection with any Indebtedness contemplated by Section 7.02(h) and (h) transactions with Affiliates existing on the Closing Date and listed on Schedule 7.05.
7.06Burdensome Agreements. The Borrower shall not, and shall not permit any Subsidiary to, enter into or permit any Contractual Obligation that limits the ability of any Subsidiary to pay dividends or make other payments or distributions to the Borrower or to any other Subsidiary, that limits the ability of any Subsidiary to guarantee the Obligations of the Borrower pursuant to the Loan Documents or that limits the ability of any Subsidiary to otherwise transfer property to the Borrower or to any other Subsidiary; unless each such limitation, individually and in the aggregate with all other such limitations, could not reasonably be expected to impair the ability of the Borrower to perform its monetary obligations hereunder.
7.07Use of Proceeds. The Borrower shall not use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose, in each case, in violation of Regulation U of the FRB; provided that the foregoing shall not restrict the repurchase of equity interests of the Borrower by the Borrower for the immediate retirement of such equity interests.

7.08Leverage Ratio. The Borrower shall not permit the Leverage Ratio as of the last day of any fiscal quarter to exceed 4:50:1.00.
7.09Restricted Payments. The Borrower shall not, and shall not permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any dividend or distribution on any class of its capital stock or other equity interests, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement, cancellation, termination, defeasance or acquisition of, any shares of capital stock or other equity interests or any options, warrants, or other rights to purchase such capital stock or other equity interests, whether now or hereafter outstanding (each, a “Restricted Payment”), except for:
(a) the Closing Date Distribution;
(b)Other dividends, distributions or other Restricted Payments by the Borrower directly or indirectly to the Parent after the Closing Date, so long as both before and after the making of such other dividend, distribution or other Restricted Payment, no Event of Default has occurred and is continuing;
(c)Restricted Payments made by any Subsidiary to the Borrower or to another Subsidiary;
(d)Permitted Tax Distributions made by the Borrower;
(e)(i) noncash repurchases, redemptions or exchanges of equity interests deemed to occur upon exercise of stock options or exchange of exchangeable shares if such equity interests represent a portion of the exercise price of such options and (ii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options, stock ownership plans, including restricted stock plans, stock grants, directed share programs and other equity based plans customarily maintained by similar companies and the granting and performance of registration rights approved by the board of directors of the Borrower; and
(f)cash payments in lieu of the issuance of fractional shares of equity interests upon conversion or exchange of securities convertible into or exchangeable for equity interests of the Borrower.
7.10Sanctions; Anti-Money Laundering and Anti-Corruption Laws. The Loan Parties shall not, and shall not permit any of their Subsidiaries nor any of their respective directors or Section 16 Officers, or to such Loan Party’s knowledge any employees, agents or Affiliate acting on its behalf in connection with this Agreement to: (a) become a Sanctioned Person; (b) directly or indirectly (through a third party or otherwise), provide, use, or make available the proceeds of any Loan hereunder (i) to fund or facilitate any activities or business of, with, or for the benefit of any Sanctioned Person, (ii) to fund or facilitate any activities or business of or in any Designated Jurisdiction, or (iii) to act in any manner in violation of, or that could reasonably be expected to result in a violation by any Person of, any Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws; (c) in the execution, delivery or performance of this Agreement, or any activities, transactions, services, or any collateral or security interest contemplated by this Agreement, violate Sanctions; (d) directly or indirectly, repay in whole or in part any Loan hereunder with proceeds derived from investments in or transactions with any Designated Jurisdiction or Sanctioned Person or otherwise in violation of Sanctions; or (e) do business in or with, or derive any of its income, directly or indirectly, from any Designated Jurisdiction or Sanctioned Person.
7.11Asset Dispositions. The Borrower shall not, and shall not permit any Subsidiary to, enter into or effect a Disposition of any of its properties (other than cash and Liquid Investments), except:
(a)sales of inventory and services in the ordinary course of business;
(b)Dispositions of equipment and other property which is damaged, obsolete, worn out or no longer used or useful in the Borrower’s or such Subsidiaries’ business;

(c)Dispositions of equipment or other property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such disposition are reasonably promptly applied to the purchase price of replacement property;
(d)Dispositions of property by any Subsidiary to the Borrower or to a Subsidiary;
(e)the liquidation, sale or use of Investments permitted under Section 7.12;
(f)sales or discounts without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;
(g)grants of easements, encroachments or similar real property interests so long as (i) such grant shall not secure debt for borrowed money and (ii) such grant could not reasonably be expected to materially interfere with the Borrower’s ability to operate the Guardian Pipeline or with the Borrower’s business or operations;
(h)any Disposition for fair market value of excess real property or excess non-core assets so long as (i) such Disposition would not have a material and adverse effect on the business or operations of the Borrower or such Subsidiary and (ii) such Disposition shall not include any portion of the Guardian Pipeline; and
(i)any Disposition of property not otherwise permitted under this Section 7.11 so long as (i) such Disposition is for fair market value, (ii) the Disposition is for 75% cash consideration, (iii) the Disposition is with a third party, (iv) before and after giving effect to such Disposition, no Event of Default has occurred and is continuing, and (v) the Net Cash Proceeds of such Disposition are applied in accordance with Section 2.05.
7.12Investments. The Borrower shall not, and shall not permit any Subsidiary to make or permit to exist an Investment in any other Person, except:
(a)cash and other Liquid Investments;
(b)Investments existing on the Closing Date and listed on Schedule 7.12;
(c)creation of any additional Subsidiaries in compliance with Section 6.13;
(d)Guarantees permitted under Section 7.02;
(e)Investments of the Borrower in any Subsidiary or of any Subsidiary in the Borrower or another Subsidiary;
(f)Investments consisting of extensions of credit in the nature of accounts receivable or notes receivables arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonable necessary in order to prevent or limit loss;
(g)Investments received in connection with asset sales permitted by Section 7.11(i); and
(h)other Investments, so long as before and after giving effect to such Investment, no Event of Default has occurred and is continuing and the Loan Parties are in compliance with Section 7.04.
7.13Subsidiaries. The Borrower will not, and will not permit any Subsidiary to, create or acquire any Foreign Subsidiary or any Subsidiary that is not directly or indirectly wholly-owned by the Borrower.
7.14Modification of Material Agreements. Unless otherwise provided for by an order of FERC, the Borrower will not, and will not permit any Subsidiary to, modify or terminate any WEC

Energy Services Agreement in a manner that would reasonably be expected to have a materially adverse impact on the ability of the Borrower to repay the Loans when and as due hereunder.
ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES
8.01Events of Default. Any of the following shall constitute an Event of Default from and after the Closing Date:
(a)Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five Business Days after the same becomes due, any interest on any Loan or other fee due hereunder, or any other amount payable hereunder or under any other Loan Document; or
(b)Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a), 6.05(a) (with respect to the Borrower’s existence), 6.09, 6.12 or Article VII; or
(c)Other Defaults. A Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days from the earlier of (i) written notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of the Required Lenders) or (ii) a Responsible Officer of the Borrower shall have knowledge of such failure; or
(d)Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or the Guarantors herein or in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or
(e)Payment Cross-Default and Cross-Acceleration. (i) A Loan Party or any Subsidiary of a Loan Party (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee of Indebtedness (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee of such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause the acceleration of the final stated maturity of such Indebtedness or require such Indebtedness to be prepaid prior to the stated maturity thereof; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Subsidiary of a Loan Party is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party or any Subsidiary of a Loan Party is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount; or
(f)Insolvency Proceedings, Etc. A Loan Party or any Subsidiary of a Loan Party institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or a Loan Party or any Subsidiary of a Loan Party shall take any corporate action in furtherance of any of the foregoing; or

(g)Inability to Pay Debts; Attachment. (i) A Loan Party or any Subsidiary of a Loan Party admits in writing its inability to pay its debts generally as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or
(h)Judgments. There is entered against a Loan Party or any Subsidiary of a Loan Party (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) the same shall remain undischarged or unsatisfied for a period of sixty (60) consecutive days during which execution shall not be effectively stayed; or
(i)ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of a Loan Party or any ERISA Affiliate of a Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC, together with any liability related to other ERISA Events, in an aggregate amount in excess of the Threshold Amount, (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or (iii) any Plan(s) (other than a Pension Plan or Multiemployer Plan), or the Borrower or any ERISA Affiliate in respect of any such Plan(s), incurs any unfunded liabilities in an aggregate amount in excess of the Threshold Amount; or
(j)Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as permitted hereunder or satisfaction in full of all the Obligations (other than contingent Obligations that survive termination of this Agreement), ceases to be in full force and effect; or a Loan Party contests in any manner the validity or enforceability of any Loan Document; or a Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document other than pursuant to the terms thereof; or
(k)Change of Control. There occurs any Change of Control; or
(l)Parent Credit Agreement. There occurs any Event of Default under the Parent Credit Agreement.
8.02Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
(a)declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;
(b)declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and
(c)exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;
provided, however, that in the case of any event with respect to the Borrower or any of its Material Subsidiaries described in Section 8.01(f), the obligation of each Lender to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case, without further act of the Administrative Agent or any Lender.
8.03Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.
ARTICLE IX
ADMINISTRATIVE AGENT
9.01Appointment and Authority. Each of the Lenders hereby irrevocably appoints PNC to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders, and the Borrower shall not have rights as a third party beneficiary of any of such provisions (except with respect to Section 9.06). It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
9.02Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
(a)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law; and
(c)shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower or a Lender.
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
9.04Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
9.06Resignation of Administrative Agent.
(a)The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the prior written consent of the Borrower (provided such consent shall not be unreasonably withheld or delayed and no such consent shall be required if an Event of Default has occurred and is continuing), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice.
(b)[Reserved].
(c)With effect from the Resignation Effective Date (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation or removal, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
9.07Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower or any other Loan Party) shall be entitled and empowered, by intervention in such proceeding or otherwise.
(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.10, and 10.04) allowed in such judicial proceeding; and
(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.10 and 10.04.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
9.09[Reserved].
9.10Other Agents and Arranger. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as an “arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.
9.11Erroneous Payments.
(a)If the Administrative Agent (x) notifies a Lender or any Person who has received funds on behalf of a Lender (any such Lender or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 9.11 and held in trust for the benefit of the Administrative Agent, and such Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to)

promptly, but in no event later than two Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.
(b)Without limiting immediately preceding clause (a), each Lender or any Person who has received funds on behalf of a Lender (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:
(i)it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and
(ii)such Lender shall use commercially reasonable efforts to (and shall use commercially reasonable efforts to cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 9.11(b).
For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 9.11(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 9.11(a) or on whether or not an Erroneous Payment has been made.
(c)Each Lender hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a).
(d)
(i)In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Loans (but not its Commitment) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an electronic platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (D) the Administrative Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Administrative Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitment of any Lender and such Commitment shall remain available in accordance with the terms of this Agreement.
(ii)Subject to Section 9.11 (but excluding, in all events, any assignment consent or approval requirements (whether from the Borrower or otherwise)), the Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Administrative Agent) and (y) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender from time to time.
(e)The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender, to the rights and interests of such Lender, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Loan Parties’ Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party; provided that this Section 9.11 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making such Erroneous Payment.
(f)To the extent permitted by applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.
(g)Each party’s obligations, agreements and waivers under this Section 9.11 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.
ARTICLE X
MISCELLANEOUS
10.01Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing, signed by the Required Lenders and the Borrower or the applicable Loan Party (or as expressly provided by Section 2.15), as the case may be, and a copy thereof is provided to the Administrative Agent, or signed by the Borrower and the applicable Loan Party and the Administrative Agent with the consent of the Required Lenders, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
(a)waive any condition set forth in Section 4.01 (other than Section 4.01(b), which may be waived by the Person entitled to receive the applicable payment) without the written consent of each Lender;
(b)extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;
(c)postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) or any mandatory reduction of the Aggregate Commitments or any Incremental Commitments hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;
(d)reduce the principal of, or the rate of interest specified herein on, any Loan, or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;
(e)change Section 2.07, Section 2.14, Section 8.03 or the definition of “Pro Rata Share” in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;
(f)change any provision of this Section or the percentages contained in the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or
(g)release any Guarantor from liability under the Guaranty Agreement without the written consent of each Lender;
and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the

Administrative Agent under this Agreement or any other Loan Document; (ii) Section 10.06(i) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (iii) a Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.
If, in connection with any proposed change, waiver, consent, discharge or termination of or to any of the provisions of this Agreement as contemplated by this Section 10.01, the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right, to replace each such non-consenting Lender or Lenders with one or more (so long as all non-consenting Lenders are so replaced) persons pursuant to Section 10.14 so long as at the time of such replacement, each such new Lender consents to the proposed change, waiver, consent, discharge or termination. Each Lender agrees that, if the Borrower elects to replace such Lender in accordance with this Section, it shall promptly execute and deliver to the Administrative Agent an Assignment and Assumption to evidence such sale and purchase and shall deliver to the Administrative Agent any Note (if Notes have been issued in respect of such Lender’s Loans) subject to such Assignment and Assumption; provided that the failure of any such non-consenting Lender to execute an Assignment and Assumption shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall be recorded in the Register.
Notwithstanding anything to the contrary herein, the Administrative Agent and the Borrower may amend any Loan Document to correct any obvious errors, mistakes, omissions, defects or inconsistencies of a technical or immaterial nature, and such amendment shall become effective without any further consent of any other party to such Loan Document other than the Administrative Agent and the Borrower.
10.02Notices and Other Communications; Facsimile Copies.
(a)General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or (subject to subsection (c) below) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)if to the Borrower or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and
(ii)if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower and the Administrative Agent.
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause of notification that such notice or communication is available and identifying the website address therefor.
(c)Change of Address, Etc. Each of the Borrower and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower or the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender (as defined in Section 6.02) agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Investor” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Investor” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.
(d)Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including any telephonic Request for Credit Extension) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower except to the extent such losses, costs, expenses and liabilities are determined by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Person. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
(e)THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES AND THE ARRANGER PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY OR ANY

ARRANGER PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) or the Arranger or any of its Related Parties (collectively, the “Arranger Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party or Arranger Party; provided, however, that in no event shall any Agent Party or Arranger Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
10.03No Waiver; Cumulative Remedies; Enforcement.
(a)No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
(b)Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.14), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.14, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
10.04Expenses; Indemnity; Damage Waiver.
(a)Costs and Expenses. The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of a single outside counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of a single outside counsel for the Administrative Agent and the Lenders, and in the case of actual or potential conflict of interest, separate counsel for Indemnitees to the extent needed to avoid such conflict, and one firm of local counsel, as applicable, in any relevant jurisdiction, and in the case of actual or potential conflict of interest, separate local counsel for Indemnitees to the extent needed to avoid such conflict), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Arranger and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of one primary outside counsel for the Indemnitees and, in the case of actual or potential conflict of interest, separate counsel for Indemnitees to the extent needed to avoid such conflict), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (A) the gross negligence, willful misconduct or bad faith of such Indemnitee or any of its Related Parties, or (B) except with respect to the Administrative Agent and the Arranger, in each case in its capacity as such, a material breach by such Indemnitee or any of its Related Parties of its obligations under the Loan Documents; and provided further that no Indemnitee (other than the Administrative Agent and the Arranger, in each case in its capacity as such) will have a right to indemnification for such losses, claims, damages, liabilities or expenses to the extent they result from disputes among the Lenders other than as a result of any act or omission by the Borrower or any of its Affiliates. Without limiting the provisions of Section 3.01(c), this Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c)Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing (and without limiting the obligation of the Borrower to do so), each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.13(d).
(d)Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, the parties to this Agreement shall not assert, and hereby waive, any claim against any other party or Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof, provided that, nothing in this Section 10.04(d) shall relieve the Borrower of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages actually paid by such Indemnitee to a third party. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby except to the extent caused by such Person’s or any of such Person’s Related Parties’ gross negligence or willful misconduct as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)Payments. All amounts due under this Section 10.04 shall be payable not later than ten Business Days after demand therefor.
(f)Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments or this Agreement and the repayment, satisfaction or discharge of all the other Obligations.
10.05Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
10.06Successors and Assigns.
(a)Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section, or (iv) to an SPC in accordance with the provisions of subsection (i) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)Minimum Amounts.
(A)in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the

Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.
(ii)Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;
(iii)Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
(A)the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default under Section 8.01(a), Section 8.01(f) or Section 8.01(g) has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; and
(B)the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.
(iv)Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Subsidiaries or Affiliates or (B) to a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person).
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.
(d)Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that directly affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of, and subject to the obligations of, Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant agrees to be subject to the provisions of Sections 3.06 and 10.13 as if it were an assignee under paragraph (b) of this Section. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.
(f)Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(g)Certain Definitions. As used herein, the following terms have the following meanings:
“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii), and (v) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
(h)Electronic Execution of Assignments. An Assignment and Assumption may be signed electronically as provided in Section 10.19.
(i)Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Committed Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Committed Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Committed Loan, the Granting Lender shall be obligated to make such Committed Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.13(c)(ii). Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Committed Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Committed Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee in the amount of $3,500 (which processing fee may be waived by the Administrative Agent in its sole discretion), assign all or any portion of its right to receive payment with respect to any Committed Loan to the Granting Lender and (ii) disclose on a confidential basis any nonpublic information relating to its funding of Committed Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.
10.07Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that (a) Information may be disclosed (i) to its and its Affiliates’ Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (ii) to the extent requested by any regulatory authority or self-regulatory authority; (iii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (iv) to any other party to this Agreement; (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (vi) subject to an agreement containing provisions substantially the same as those of this Section, to any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement; (vii) with the consent of the Borrower; (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower; (ix) to the National Association of Insurance Commissioners or any other similar organization exercising regulatory authority over a Lender; (x) on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facility provided hereunder; (xi) on a confidential basis to any rating agency in connection with rating the Borrower or its Subsidiaries or any Facility or (xii) on a confidential basis to the extent required by a potential or actual insurer or reinsurer in connection with providing insurance, reinsurance or credit risk mitigation coverage under which payments are to be made or may be made by reference to this Agreement; and (b) subject to an agreement containing provisions substantially the same as those of this Section, Information other than the Projections (as hereinafter defined) may be disclosed to any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any swap or credit derivative transaction relating to obligations of the Borrower. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and general information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions. For the purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary of Borrower, or any officer, director, employee, counsel, or agent of Borrower or any of its Subsidiaries relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower. As used herein, “Projections” means all financial projections prepared by the Borrower and furnished to the Lenders in connection with this Agreement. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.
10.08Set-off. In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates are authorized at any time and from time to time, without prior notice to the Borrower, any such notice being waived by the Borrower to the fullest extent permitted by law, to set off and apply any and all deposits

(general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender or any such Affiliate to or for the credit or the account of the Borrower against any and all Obligations owing to such Lender hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its respective Affiliates may have. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender or any of its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.
10.09Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
10.10[Reserved].
10.11Conflicts. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.
10.12Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.
10.13Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
10.14Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if the Borrower exercises its right to replace non-consenting Lenders pursuant to Section 10.01, or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related

Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
(a)the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);
(b)such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(c)in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and
(d)such assignment does not conflict with applicable Laws.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
10.15Governing Law.
(a)THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK.
(b)SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(c)WAIVER OF VENUE. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY

IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
10.16WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
10.17No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower, on the one hand, and the Administrative Agent, the Lenders and the Arranger, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent, each Lender and the Arranger is and has been acting solely as a principal with respect to the financing contemplated hereby and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person; (iii) none of the Administrative Agent, any Lender or the Arranger has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any aspect of the financing contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent or any Lender or the Arranger has advised or is currently advising the Borrower or any of its Affiliates on other matters) and none of the Administrative Agent, any Lender or the Arranger has any obligation to the Borrower or any of its Affiliates with respect to the financing contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent, the Lenders and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Administrative Agent, any Lender or the Arranger has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent, the Lenders and the Arranger have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent, the Lenders and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty.
10.18USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” rules and regulations, including the Beneficial Ownership Regulation, and anti-money laundering rules and regulations, including the PATRIOT Act.
10.19Counterparts; Integration; Effectiveness; Electronic Execution.
(a)This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (e.g., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.
(b)The words “execution,” “signed,” “signature,” and words of like import in this Agreement and the other Loan Documents, including any Assignment and Assumption, or in any amendment or other modification hereof or thereof (including waivers and consents) shall be deemed to include Electronic Signatures or Electronic Records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
10.20[Reserved].
10.21ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
10.22Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
10.23Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(a)In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.
(b)As used in this Section 10.23, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
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IN WITNESS WHEREOF, the parties hereto have cause this Agreement to be duly executed as of the day and year first above written.
GUARDIAN PIPELINE, L.L.C., a Delaware limited liability company

By:    /s/ Edward J. Solomon
Name:    Edward J. Solomon
Title:    Vice President and Treasurer

Signature Page to Credit Agreement
(Guardian Pipeline, L.L.C.)

PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent and a Lender

By: /s/ Kyle T. Helfrich
Name: Kyle T. Helfrich
Title: Senior Vice President

Signature Page to Credit Agreement
(Guardian Pipeline, L.L.C.)

SCHEDULE 2.01
COMMITMENTS AND PRO RATA SHARES

Lender	Commitments	Pro Rata Share
PNC Bank, National Association	$150,000,000.00	100.00%
Total	$150,000,000.00	100.00%

Schedule 2.01 to Credit Agreement
(Guardian Pipeline, L.L.C.)